                 Confidential, For Use of the Commission Only
================================================================================
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[x]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant

Check the appropriate box:

[x]  Preliminary Proxy Statement
[x] Confidential, for use of the Commission only (as permitted by Rule (14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                SEAL FLEET, INC.
                (Name of Registrant as Specified In Its Charter)

                                 John W. Menke
                            Butler & Binion, L.L.P.
                           1000 Louisiana, Suite 1700
                              Houston, Texas 77002
                                 (713) 237-3690
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         ____________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:  $6,300,000

     5)  Total fee paid: $1,260

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: _______________________________________________

     2)  Form, Schedule or Registration Statement No.: _________________________

     3)  Filing Party: _________________________________________________________

     4)  Date Filed: ___________________________________________________________

================================================================================

                            [SEAL FLEET LETTERHEAD]



Dear Seal Fleet Stockholder:

  You are cordially invited to attend the Annual Meeting of the stockholders of Seal Fleet, Inc. (``Seal Fleet'') to be held at 10:00 a.m. on June 11, 1996, at the offices of Seal Fleet, 3305 Avenue S, Galveston, Texas 77550. At the annual meeting, you will be asked to consider and approve (a) a proposal to sell Seal Fleet's assets, pay off all debt to National Western Life Insurance Company and pay off and/or rearrange Seal Fleet's debt to the Three R Trusts, and change the nature of Seal Fleet's business (collectively, the ``Sale''), (b) the election of directors and (c) ratification of the appointment of Seal Fleet's auditors.

  The Board of Directors of Seal Fleet has unanimously approved and recommends that the stockholders of Seal Fleet vote FOR the Sale. Enclosed with this letter are a Notice of Annual Meeting of Stockholders and a Proxy Statement of Seal Fleet which describes in detail the proposed Sale, its background and other related information.

  (1) Please consider carefully all the materials in the Proxy Statement.

  (2) Please execute and return the enclosed proxy card as soon as possible. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. If you attend the annual meeting, you may vote in person if you wish, even though you have previously returned your proxy.

  Please call Trina Salinas at (409) 763-8878 for information or assistance.

                                               Sincerely,



                                               John W. Bissell
                                               Chairman of the Board
Galveston, Texas
May 6, 1996

                                SEAL FLEET, INC.
                                 3305 Avenue S
                            Galveston, Texas  77550

                                 (409) 763-8878
                            ________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 11, 1996



   The Annual Meeting of Stockholders of Seal Fleet, Inc. (the ``Company'') will be held in the offices of the Company at 3305 Avenue S, Galveston, Texas 77550, on June 11, 1996, at 10:00 A.M., Galveston time, for the following purposes:

   1. To consider and vote on a proposal to sell the Company's assets, pay off or rearrange the Company's debt and change the nature of the Company's business, all as described in the attached Proxy Statement.

   2. To elect a Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected. If the sale described in item number 1. above is approved and consummated, such directors will only serve until the closing of such sale.

   3. To ratify the appointment of Pannell Kerr Forster of Texas, P.C. as independent auditors for the Company for the 1996 fiscal year.

   4. To act upon any other matters properly coming before the meeting or any adjournment thereof.

   Holders of common stock of the Company at the close of business on April 29, 1996, will be entitled to vote at the meeting and any adjournment thereof, as set forth in the accompanying Proxy Statement.


                                 By order of the Board of Directors



                                 Ann McLeod Moody
                                 Secretary

May 6, 1996
Galveston, Texas


IN ORDER TO AVOID ADDITIONAL SOLICITATION EXPENSE TO THE COMPANY, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING BY GIVING WRITTEN NOTICE OF REVOCATION, BY SIGNING AND DELIVERING TO THE SECRETARY OF THE COMPANY A PROXY BEARING A LATER DATE OR BY PERSONALLY VOTING AT THE MEETING.

                                SEAL FLEET, INC.

                                PROXY STATEMENT


   This Proxy Statement is being furnished to the holders (``Class A Stockholders'') of Class A Voting Common Stock, $.10 par value (``Class A Stock''), and to the holders (``Class B Stockholders'') of Class B Voting Common Stock, $.10 par value (``Class B Stock'') of Seal Fleet, Inc., a Nevada corporation (the ``Company'' or ``Seal Fleet''), in connection with the solicitation of proxies by its Board of Directors for use at an Annual Meeting of Stockholders of the Company (the ``Annual Meeting'') scheduled to be held on June 11, 1996, at 10:00 a.m., Galveston, Texas time, at the principal executive offices of the Company, 3305 Avenue S, Galveston, Texas 77550, and at any adjournment or postponement thereof. At the Annual Meeting, the Class A Stockholders and the Class B Stockholders (collectively, the ``Stockholders'') will be asked to consider and vote upon a proposal to sell substantially all of the assets of the Company (the ``Sale'') to Hvide Marine Incorporated, a Florida corporation (``Hvide''), pursuant to the Asset Purchase Agreement (the ``Agreement''), dated as of March 29, 1996, by and among the Company, its subsidiaries Sealcraft Operators, Inc., Seal GP, Inc. and South Corporation, and Hvide and Thomas M. Ferguson (``Ferguson'') and to pay off or rearrange the Company's debt and change the nature of the Company's business. In addition, the Stockholders will elect directors and will be asked to consider and vote upon a proposal to ratify the appointment of Pannell Kerr Forster of Texas, P.C. as independent auditors of the Company for the 1996 fiscal year.

   FOR A DESCRIPTION OF CERTAIN CONSIDERATIONS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS IN CONNECTION WITH THE SALE AND SUBSEQUENT CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS, SEE ``THE SALE OF ASSETS--RISK FACTORS''. UNDER NEVADA LAW, HOLDERS OF CLASS A STOCK AND CLASS B STOCK (COLLECTIVELY, THE ``COMMON STOCK'') WILL NOT HAVE DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE SALE. SEE ``THE SALE OF ASSETS--APPRAISAL RIGHTS''.

   A proxy in the form accompanying this Proxy Statement (each a ``Proxy''), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and otherwise in accordance with the judgment of the persons designated therein as Proxies. Any Proxy which does not withhold authority to vote or on which no other instructions are given will be voted FOR the Sale (including the related payment and/or rearrangement of debt and change in the business of the Company), FOR the election of the nominees named herein to the Board of Directors and FOR the ratification of appointment of independent auditors. Any Proxy may be revoked at any time before it is exercised by delivering, to the Secretary of the Company, written notice of revocation or by duly executing a Proxy bearing a later date, or by voting in person at the Annual Meeting.

   This Proxy Statement and the accompanying Notice and form of Proxy are being mailed to Stockholders on or about May 6, 1996. The annual report to Stockholders for the Company's fiscal year ended December 31, 1995 (the ``Annual Report'') is also being mailed to Stockholders contemporaneously with this Proxy Statement. Portions of the Annual Report are incorporated herein by reference.

   At the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice. If any other business should properly come before the Annual Meeting, it is intended that the shares of Class A Stock represented by any Proxy will be voted with respect to such business in accordance with the judgment of the persons named in the Proxy.


                The date of this Proxy Statement is May 6, 1996

                               THE ANNUAL MEETING

      The accompanying Proxy is being solicited by Seal Fleet, for use in connection with the Annual Meeting, and at any adjournments or postponements thereof.

PURPOSE OF ANNUAL MEETING

   THE SALE. At the Annual Meeting, holders of the Company's Common Stock will be asked to consider and vote on a proposal to approve the Sale and the resulting payment and/or rearrangement of debt and change in the Company's business. The Company has entered into the Agreement providing for the sale of the Company's vessels and related assets to Hvide. Pursuant to the Agreement, as of the Effective Time (as defined below), the Company will sell substantially all of its operating assets to Hvide. The consummation of the Sale is subject to a number of conditions, including approval of the Sale by the Stockholders, Hvide's obtaining financing, and simultaneous consummation of a sale by four trusts established by Robert L. Moody for the benefit of his children (collectively, the ``Trusts'') of the five marine vessels owned beneficially by the Trusts and the shares of Seal Fleet Common Stock owned by the Trusts. If the Sale is approved and consummated, the Company's debt will be substantially reduced and the nature of the Company's business will be changed as described herein. See ``The Sale of Assets''.

   ELECTION OF DIRECTORS. The Stockholders will also vote on the election of persons to serve as directors. The Company's Board of Directors consists of seven members. The persons elected will serve until the next annual meeting of Stockholders and election of their successors unless the Sale is approved and consummated, in which case the elected directors will be replaced. See ``Election of Directors''.

   RATIFICATION OF APPOINTMENT OF AUDITORS. The Stockholders will also vote to approve or disapprove the appointment of Pannell Kerr Forster of Texas, P.C. as independent auditors for the Company for the 1996 fiscal year. See ``Ratification of Appointment of Auditors''.

   At the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice. If any other business should properly come before the Annual Meeting, it is intended that the shares of Class A Stock represented by any Proxy will be voted with respect to such business in accordance with the judgment of the persons named in the Proxy.

RECORD DATE; QUORUM

   The close of business on April 29, 1996 (``Record Date'') has been fixed as the record date for determining the holders of the Company's Common Stock entitled to vote at the Annual Meeting. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Seal Fleet has two classes of stock outstanding, Class A Voting Common Stock, par value $0.10 per share (``Class A Stock''), and Class B Voting Common Stock, par value $0.10 per share (``Class B Stock''). The holders of the Class B Stock are entitled to elect a majority of the Company's directors, and the holders of Class A Stock are entitled to elect the remaining directors. In addition, the holders of each of the two classes of stock are entitled to vote as a separate class on certain other matters. See ``The Sale of Assets''. On the Record Date, there were outstanding 1,984,627 shares of Class A Stock and 50,000 shares of Class B Stock. Each Stockholder will be entitled to one vote for each share of stock owned.

REQUIRED VOTE

   Under Nevada law and the Articles of Incorporation of the Company, approval of the Sale requires the affirmative vote of the holders of: (i) a majority of the outstanding shares of Class A Stock; and (ii) a majority of the outstanding shares of Class B Stock, each voting separately as a class. The Agreement further conditions the Sale on the affirmative vote of holders of a majority of the shares of Class A Stock, other than shares held by the Trusts. However, this condition to the Sale could be waived by the Company. Each of these voting requirements is independent of the others, and the Sale will not be approved unless all of these conditions have been satisfied or, if permitted by law, waived. Each share of Common Stock is entitled to one vote on the proposal to approve the Sale. Under Nevada law, abstentions and shares of Common Stock with respect to which voting power has been withheld, such as broker non-votes, will be equivalent to a ``no'' vote for purposes of approving the Sale. As of the record date, the Trusts own 212,655 shares (10.72%) of the Class A Stock and 50,000 shares (100%) of the Class B Stock. The Trusts have indicated they will vote the shares of Class A Stock and Class B Stock owned by them for approval of the Sale.

   The persons nominated as ``Class A Directors'' will be elected if they receive the affirmative vote of a plurality of the outstanding shares of Class A Stock present, in person or by Proxy, at the Annual Meeting and entitled to vote. Cumulative voting is not permitted. The persons nominated as ``Class B Directors'' likewise will be elected if they receive the affirmative vote of a plurality of the outstanding shares of Class B Stock present, in person or by Proxy, at the Annual Meeting and entitled to vote. Holders of Class A Stock may only vote for Class A Directors, and holders of Class B Stock may only vote for Class B Directors. ``Plurality'' means that individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Ratification of the independent auditors and any other matters to come before the Annual Meeting will require the approval of a majority of the shares of Common Stock present, in person or by Proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as a vote against the proposal.

   Votes at the Annual Meeting will be tabulated by an Inspector of Election appointed by the Company.

PROXIES

   Solicitation of Proxies will be primarily by mail, but Proxies may also be solicited personally, by telephone or fax by officers, directors and regular employees of the Company. The Company will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs. Corporate Investor Communications, Inc. has been retained as Information Agent to aid in the solicitation of Proxies. It is estimated that the fee for such firm will not exceed $3,500, plus out-of-pocket costs and expenses, which fee and expenses will be borne equally by the Company and Hvide. The cost of the solicitation will otherwise be borne by the Company. Corporate Investor Communications, Inc. will furnish copies of this Proxy Statement and related materials to the Stockholders. If you have any questions regarding this solicitation or requests for assistance, please contact Corporate Investor Communications, Inc. at the following telephone number or address:

                                 (800) 242-4410
                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2856

   All properly signed and submitted Proxies will be voted. Where a choice has been specified by the Stockholder as provided on the Proxy, the Proxy will be voted (or withheld) in accordance with such specification. If a Proxy does not specify otherwise, it will be voted FOR the Sale (including the related payment and/or rearrangement of debt and change in the business of the Company), FOR the election of management's slate of directors and FOR the ratification of the appointment of the independent auditors. Any Stockholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving the Company written notice of the revocation, by signing and delivering to the Secretary of the Company a Proxy bearing a later date, or by personally voting at the meeting.

                                   PROPOSAL I
                               THE SALE OF ASSETS

PARTIES TO THE AGREEMENT

   SEAL FLEET, INC. The Company is engaged in one major and two related businesses. The Company's primary business is the operation of a fleet of offshore service vessels. The Company owns three vessels and manages an additional seven vessels, five of which are owned by affiliates of the Trusts, stockholders of the Company, and two of which are bareboat chartered from their respective owners. See ``Interests of Certain Persons in the Sale'' and ``Election of Directors--Certain Transactions''. One of the chartered vessels is owned by an entity owned by employees of the Company and an unaffiliated third party. See ``Election of Directors--Certain Transactions''. In addition, the Company operates a ship brokerage business and a travel agency. For a description of the Company's business and properties, refer to the description of the Company's business and properties included in pages 4 through 7 of the Company's Annual Report, which are incorporated herein by reference.

   HVIDE MARINE INCORPORATED. Hvide is also engaged in the marine business. Hvide currently operates a total of 91 vessels providing offshore energy support services, offshore and harbor towing, and chemical and petroleum product transportation. See ``Business of Seal Fleet Following the Sale--Change of Directors/Management''.

   THOMAS M. FERGUSON. Ferguson is Chairman of the Board and President of First Stanford Corporation, a private advisory company. See ``Business of Seal Fleet Following the Sale--Change of Directors/Management''. Ferguson also owns, and is the sole officer and director of, First Magnum Corporation (``Magnum''). Ferguson has assigned to Magnum his rights to acquire Seal Fleet Common Stock from Hvide. Ferguson has informed the Company that, following the consummation of the Sale, he will be appointed as President and Chief Executive Officer of the Company and as a Class B Director of the Company.

   All information contained in this Proxy Statement relating to Hvide, Ferguson, Magnum and the business of the Company following the Sale has been supplied by Hvide and Ferguson.

GENERAL

   Seal Fleet proposes to sell its three vessels, two bareboat charters, customer agreements for use of vessels and inventory related to the Company's vessels to Hvide for $6,300,000. In addition, Hvide will guaranty the Company's $3,000,000 indebtedness to the Trusts remaining following the Sale. Hvide has agreed to purchase such assets for cash. This Proxy Statement solicits the approval of the Stockholders to the Sale, the application of the proceeds of the Sale and the change in the Company's principal business.

   Seal Fleet has entered into an agreement with Hvide pursuant to which Hvide will purchase the Company's three vessels, the Company's bareboat charters of the Sabine Seal (formerly named the State Flamingo) and Trinity Seal, inventory related to such vessels and customer agreements for the use of such vessels (collectively, the ``Assets''). Seal Fleet will apply the proceeds of the Sale to the payment of all debt secured by the Company's vessels, payment of the Company's bond due in August 1996, and the reduction of its debt to the Trusts. See ``Interests of Certain Persons in the Sale''. The Trusts have agreed to forgive $500,000 of interest due to the Trusts and accept a new note (the ``Post-Sale Note'') for the unpaid balance of the debt to Trusts in the amount of $3,000,000. The Post-Sale Note will bear interest at 10% per annum, with principal and interest payable monthly in arrears based upon a 60-month amortization schedule for a 36-month period, with any remaining principal and interest due and payable in full on the last day of the 37th month. Hvide will guaranty payment of the Post-Sale Note.

   Seal Fleet manages five vessels owned by five limited partnerships (the ``Partnerships'') beneficially owned by the Trusts and is paid a management fee equal to 6% of gross revenues on such vessels for the provision of such services. The Trusts and the Partnerships have also agreed to sell the five vessels owned by the Partnerships to Hvide. In connection with its sale, Seal Fleet will make a final accounting with the Partnerships for their vessels. Seal Fleet will pay to the Partnerships, at the closing of the Sale, an amount equal to all billings to customers for use of the Partnerships' vessels up to the closing of the sale, less all amounts previously paid to the Partnerships and less an amount equal to expenses, including the Company's management fees, paid on behalf of the Partnerships in connection with operation of the vessels. Sixty days after the closing of the Sale, the Company and the Partnerships will make a final accounting, adjusting for customer collections after closing for services rendered before closing and all expenses incurred before closing but paid after closing.

   The Trusts have also agreed to sell all of their Common Stock of Seal Fleet to Hvide. The Trusts own 212,655 shares (10.72%) of the Company's Class A Stock and 50,000 shares (100%) of the Company's Class B Stock. Hvide has agreed to sell 37,600 shares of the Class A Stock purchased from the Trusts and all of the Class B Stock purchased from the Trusts to Magnum.

   As a result of the Sale, Seal Fleet will discontinue its marine supply vessel business, with only the brokerage business and the travel agency remaining. Management of the brokerage business (``Brokerage Management'') will resign if the Sale is consummated, and thus Seal Fleet will terminate such business. Brokerage Management has agreed to remain with Seal Fleet until the Sale is consummated and, if the Sale is consummated and the brokerage business is transferred to them, to collect the accounts receivable of the brokerage business and to pay the accounts payable of the brokerage business after the Sale. Seal Fleet will be entitled to 50% of the excess of the receivables over the payables as of the time of closing of the Sale, and Brokerage Management will retain the other 50%. Brokerage Management will assume the Company's lease for the office space used by the brokerage business, and Seal Fleet will not incur any expenses associated with the collection of the accounts, payment of payables or final accounting for the business. Brokerage Management may continue the business thereafter for their own account. Seal Fleet will continue to own the travel agency, but no decision has been made whether to close, sell or continue the travel agency business if the Sale is consummated.

   Consummation of the Sale will terminate the Company's marine supply vessel business, which constitutes substantially all of the Company's operations. After collection of the Company's accounts receivable and payment of its debt and accounts payable, the Company will have no operating business (except for the travel agency, which may or may not be continued). Magnum, the purchaser of the Class B Stock and some of the Class A Stock, has indicated that its business plan for the Company is to look for acquisition candidates for a new business for the Company. See ``Business of Seal Fleet Following the Sale''.

THE COMPANY'S REASONS FOR THE SALE

   In considering the Sale, the Board of Directors of the Company took into account various advantages and disadvantages of the Sale to the Company and the Stockholders. The advantages identified by the Board of Directors were:

      (a) The transaction will allow the Company to discontinue a business that has not been sufficiently profitable to allow the Company to pay all of its obligations as they became due without liquidating the Company;

      (b) The structure of the transaction, in that approval of the Sale requires the approval of holders of a majority of shares of Class A Stock and, unless waived by the Company, approval of the holders of a majority of the Class A Stock held by the public shareholders; and

      (c) The Sale will allow the Company to reduce, restructure and cure defaults in certain of the Company's debt obligations on some of which the Company has not even paid interest (and which have been in default) for several years.

POSSIBLE DISADVANTAGES TO THE SALE

   The Company's Board of Directors also identified the following possible disadvantages of the Sale to the Company and the holders of Common Stock:

      (a) The transaction will cause the Company to discontinue its marine vessel business;

      (b) The transaction will change the principal business of the Company, its directors and officers; and

      (c) The new business of the Company will be subject to substantial business risks. See ``Business of Seal Fleet Following the Sale--Risk Factors''.

Recommendation of Seal Fleet's Board of Directors

   THE BOARD OF DIRECTORS OF SEAL FLEET HAS UNANIMOUSLY (OTHER THAN MR. RUSSELL MOODY, WHO HAS NOT PARTICIPATED IN BOARD MEETINGS FOR THE PAST YEAR) APPROVED THE SALE AND BELIEVES THAT THE SALE IS FAIR TO THE COMPANY'S STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE SALE.

   In reaching its decision to approve the Sale, the Board of Directors of Seal Fleet considered numerous factors including, but not limited to: (i) the amount and nature of the consideration to be received by the Company; (ii) the structure of the Sale and the proposed business plan for the Company after the Sale; (iii) the financial results of the Company for the last five years and the prospects for the Company; (iv) the debt of the Company; (v) the historical stock prices of Class A Stock; (vi) the absence of any better firm offer; (vii) the opinion of the Company's independent investment banker that the Sale is fair to the Stockholders from a financial point of view; (viii) surveys of the Company's vessels conducted by independent appraisers; and (ix) the risks associated with the industry generally.

   In evaluating Hvide's offer, the Board of Directors of the Company considered the following:

      (a) Prospects for the Company. The Company was not profitable in 1995, and there is no assurance that the Company will be sufficiently profitable in the future to service all of the debt and accumulate equity for the Stockholders, even though business has improved in 1996. The Board of Directors determined that the Sale would substantially reduce the Company's debt and increase its stockholders' equity, and that future operations, under new management and in a new industry, might maximize a return for Stockholders.

      (b) The Company's debt. At December 31, 1995, the Company's total liabilities exceeded $14 million and stockholders' equity was a deficit of $3,621,000. $7,302,000 of the Company's debt is in default and therefore is immediately due and payable. The Company's assets are insufficient to pay all of its obligations, let alone make a distribution to Stockholders, if the Company were liquidated. The Company's independent auditors have qualified their opinions on the Company's financial statements since at least 1991 with respect to the Company's viability as a going concern. The Sale provides a means of paying a substantial portion of the debt, rearranging and extending the balance of the debt owed to the Trusts and decreasing the deficit in stockholders' equity. Magnum has offered to purchase 277,778 shares of the Company's Class A Stock held in treasury for $100,000 following consummation of the Sale. See ``Business of Seal Fleet Following the Sale''.

      (c) The sale of the Partnerships' five vessels by the Trusts. Hvide first approached the Trusts for the purchase of their vessels. If the Trusts were to sell their vessels alone, the Company would be left with a fleet composed of its three vessels and any vessels that it could bareboat charter. Termination of management of the Trusts' vessels would make continuation of the Company's business impossible, unless the vessels could be replaced on economic terms substantially the same to the Company as those with the Trusts.

      (d) The absence of any better firm offer for the Assets. In this regard, the Company has discussed the sale of its vessels with other marine business companies and tried to solicit other potential buyers with respect to acquiring the Assets. No other party contacted indicated an interest in matching or exceeding Hvide's offer, and no other party has approached the Company with an offer equal to or greater than Hvide's offer.

      (e) The consideration to be paid. Hvide will pay cash for the Assets, so there is no risk involved to the Company or the Stockholders with the form of consideration. The Board also retained the services of Rauscher Pierce Refsnes, Inc. to render its opinion regarding whether the consideration to be paid for the Assets is fair from a financial point of view to the Company's public Stockholders. Surveys of the vessels as well as current market values for the vessels were also considered.

   The Company's $7,302,000 debt to the Trusts as of December 31, 1995, arose out of the acquisition by the Company from the Trusts of the marine vessel business now operated by the Company. The terms of that acquisition were approved by the Stockholders of the Company at a special meeting of Stockholders held on December 27, 1977. Pursuant to that initial acquisition of the marine vessel business, the Company executed notes in favor of the Trusts in the aggregate amount of $5,925,000, with principal payments due on December 27, 1988 and 1989. The due date of the principal payments was later extended to December 27, 1990 and 1991. The Company did not make the required principal payments, and the notes have been in default since then.

   The Company has continued to operate since its initial default on its debt to the Trusts only at the forbearance of the Trusts. From 1986 through 1989, the Company did not have sufficient income to pay all of the interest on its notes to the Trusts. During this time, the Company executed additional notes to the Trusts for the unpaid interest and has not paid any principal or interest on such notes. Consequently, the Company's debt to the Trusts has been increasing every year. If the Trusts were to enforce the Company's debt obligations to them, the Company would be forced to liquidate with no return to the Stockholders. The Company's Agreement with Hvide is the only outstanding offer to the Company that will allow the Company to cure its defaults in its obligations to the Trusts and remain in existence.

   The Company has actively solicited other offers for its vessels. While certain companies expressed an initial interest, none of such companies has been willing to make a firm offer in excess of Hvide's offer. The Board believes that the Company must assign a significant value to Hvide's guaranty of the Post-Sale Note. In addition, the Board includes the $500,000 reduction in interest debt to the Trusts as part of the consideration to be received for the Sale. Finally, the Board believed that there should be a value placed on the possibility that the Company may be able to generate returns for its Stockholders in the future through its post-Sale acquisition strategy. Despite the fact that the surveys on the Company's vessels appraised the vessels at an aggregate value in excess of the amount of cash to be paid by Hvide for the Assets, no purchaser has indicated any interest in matching or exceeding the Hvide offer, taking into consideration Hvide's guaranty of the remaining debt to the Trusts and the forgiveness of indebtedness by the Trusts. Therefore, it appears that the appraised values contained in the surveys exceed the actual market value of the vessels.

   The Board has reviewed the business plan of post-Sale Seal Fleet described herein. Although the Board will not be responsible for the adoption of or implementation of such plan, the Board believes that it provides a possibility for value in the Common Stock in the future.

   The Board believes, therefore, that the Hvide offer is the best offer available to satisfy the Company's obligations and to preserve the Company for a possible future return to its Stockholders.

INDEPENDENT SURVEYS OF VESSELS

   In connection with the Sale, Seal Fleet and Hvide each engaged an independent appraiser to survey the M/V China Seal, the M/V Hawke Seal and the M/V Pegasus Seal, Seal Fleet's marine vessels (the ``Vessels''). Seal Fleet engaged the firm of J.F. Moore, Inc., of Houston, Texas (``JF Moore''), to conduct its survey of the Vessels and Hvide engaged Dufour Laskay & Associates Inc., of New Orleans, Louisiana (``Dufour''), to conduct its survey of the Vessels. The Company's Board of Directors took into account the results of each of these surveys in its determination of whether to approve and recommend the Sale. The results of the surveys are set forth below.

JF MOORE SURVEY

   JF Moore is a Houston-based organization whose primary business involves marine engineering and surveying, appraising and loss adjusting for the maritime industry. It has been in the business of appraising and surveying marine vessels for 25 years. It has conducted numerous condition and valuation surveys for vessel's owners, both onshore and offshore, financial institutions and insurers. JF Moore was selected to conduct its survey by the Company's Board of Directors based upon the recommendation of John Bissell, the Company's President, who had worked with JF Moore in the past and who was impressed with its previous work and its reputation in the maritime industry. During the past two years, there has been no material relationship between JF Moore, its affiliates or representatives and Seal Fleet or its affiliates, nor is any such relationship contemplated in the future.

   Set forth below are the definitions of the terms used by JF Moore, which definitions are accepted by the American Society of Appraisers.

   FAIR MARKET VALUE. Fair market value is defined as the value that a willing seller, not compelled to sell, and a willing buyer, not compelled to buy, will agree upon in order to conclude the sale of an asset. Fair market value represents the normalized value of the asset at any given time during a nominal life expectancy. However, this does not necessarily reflect market conditions that could influence the buying or selling value so as not to meet the above definition.

   DEPRECIATED VALUE. Depreciated value of marine vessels along with their associated equipment is derived by taking the estimated new replacement cost, depreciating that value over the life expectancy of the unit with additional adjustments for general and operating conditions based on a current physical survey of the vessel and its equipment. It is JF Moore's opinion that under normal considerations, the fair market value and the depreciated value are equivalent for marine vessels.

   CURRENT MARKET VALUE. Current market value reflects a fair market value modified for existing market conditions that do not necessarily allow the test of a willing buyer/seller, not compelled to buy or sell, to be met (i.e., the market can be depressed so that a distressed or liquidation sale may be near equal to the current market value). During good market conditions (i.e., where supply and demand are near equal), the fair market value and the current market value are considered to be equal. During exceptional market conditions (i.e., where supply is less than demand), current market value can, and often does, exceed the fair market value. During depressed market conditions (i.e., supply is greater than demand), the current market value is discounted in relation to the fair market value. The effects of current market conditions are cyclical and usually short lived.

   The current market value factors are judgmental and are determined by review of comparable actual sales and/or asking prices of offshore units and equipment as well as other market indicators based on discussions and familiarity with various manufacturers, designers, contractors and brokers involved in the operating and trading of such equipment. The actual factors are then applied to the fair market value to achieve a current market value.

   USEFUL LIFE. Based on its research of the history of marine vessels, particularly offshore supply and service vessels, it is JF Moore's opinion that a useful life, as a whole, of 25 years is realizable if good maintenance and replacement programs are established and carried out during a vessel's life. Additionally, 5-year life spans can be extended for classed vessels based on satisfactory special survey completion after the initial 25-year life span. JF Moore generally assumes a maximum 30-year realizable life for classed vessels in good condition. Individual items of equipment may be separately valued with considerably lower or higher life expectancy. Adjustments for capital equipment replacement and maintenance programs can be applied to normalize the depreciated value.

   A maximum depreciation of 36 - 40% over the first 20 years can be applied for well maintained vessels in good condition, as a whole, where replacement equipment and steel costs have been incurred. After the 20th year, JF Moore applies accelerated depreciation to reach a residual value estimated to be a minimum of 2% of the original value at year 25. This could be influenced by the physical condition of the vessel and equipment as well as market conditions at that time.

   VALUATION. The appraisals of the Vessels were prepared with a schedule of estimated new replacement cost, which determined the fair market value based upon capital equipment and general operating condition, verified by JF Moore's surveys for both a 25-year and 30-year life. Current market conditions were also evaluated to determine a current market value.

   APPRAISED VALUE. Based upon its survey, JF Moore determined that the current market values of M/V Pegasus Seal, M/V China Seal and M/V Hawke Seal are in the range of $2,911,000, $1,738,000 and $2,911,000, respectively. It is the
Company's opinion that the JF Moore survey placed too much emphasis on the replacement value of the Vessels and is not generally representative of the current market for the Vessels.

DUFOUR SURVEY

   Dufour is a New Orleans-based organization whose primary business involves marine surveying, appraising and consulting. It has conducted numerous condition and valuation surveys for vessel owners, both onshore and offshore, financial institutions and insurers. Dufour was selected to conduct its survey by Hvide's management. Dufour has conducted surveys for Hvide in the past and Hvide wanted a consistent appraisal for purposes of comparison to its vessels. Except for similar survey work, during the past two years, there has been no material relationship between Dufour, its affiliates or representatives and Hvide or its affiliates, nor is any such relationship contemplated in the future, although Dufour will probably continue to perform surveys for Hvide.

   VALUATION. There are three distinct approaches that may be employed in developing an opinion of value. The applicability and validity of each approach in valuing a specific property depends upon the property being appraised, the purpose of the appraisal, and the available information. The three approaches to valuation are the market approach, the cost approach, and the income approach. In this analysis, Dufour used the cost and market approaches as described below. The income approach was not used due to the lack of data, the constantly changing data, and the vessels involved.

   In determining the fair market value of each Vessel, Dufour used the same basic format as employed by JF Moore. Dufour determined the Vessel's reproduction cost--the cost of building a new vessel of like design, horsepower, and capacity at the prevailing market rates. This value was then depreciated over the expected useful life of a similar piece of equipment-- generally 20 to 30 years--and subsequently adjusted either up or down for the assumed condition of the vessel at time of valuation. A vessel which had recently been rebuilt or repowered would have years added to its remaining expected useful life. Conversely, a vessel in need of repairs, maintenance, or repowering would have years removed from its remaining expected useful life. Finally, the value is adjusted to reflect Dufour's opinion of the current market for the particular type of vessel involved. This adjustment is subjective by nature, but is based on Dufour's constant contact with owners, operators, brokers, buyers, and sellers of all types of vessels, and information on comparable sales.

   For appraisal purposes, market value is defined as a sum of money that a vessel should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale whereby title is passed from seller to buyer under conditions whereby: (i) buyer and seller are typically motivated; (ii) both parties are well informed and acting in what they consider their own best interests; and (iii) a reasonable time is allowed for exposure on the open market.

   Reproduction cost is based on the cost of construction of a vessel of similar size and capacity in today's market. Reproduction cost was arrived at by computing the construction costs derived from the product of the vessel's displacement and present day labor-per-ton estimate. Replacement costs of equipment, machinery, and fittings were added to obtain a present day replacement value. The reproduction cost was also obtained from area standard quotes for new construction of similar vessels.

   Market value was arrived at after determining the estimated replacement value of the vessel, depreciated for age, considering a 20-year expected life, and adjusted for the assumed condition of the vessel and market conditions as of the retrospective appraisal date.

   APPRAISED VALUE. Based upon its survey, Dufour determined that the estimated fair market values of M/V Pegasus Seal, M/V China Seal and M/V Hawke Seal are in the range of $2,450,000 $1,550,000 and $2,350,000, respectively.

OPINION OF RAUSCHER PIERCE REFSNES, INC.

   Rauscher Pierce Refsnes, Inc. (``RPR'') was engaged by Seal Fleet to render an opinion as to whether the Sale is fair, from a financial point of view, to the public holders of the Company's Class A Stock (the ``Unaffiliated Stockholders''). RPR, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The subcommittee of the Board of Directors, established for the purpose of selecting an investment banker, interviewed, and selected from, three investment bankers who indicated an interest in being engaged for the purpose of rendering a fairness opinion to the Company. RPR was selected to give its opinion based upon its presentation to the subcommittee and because RPR is a nationally recognized investment banking firm with substantial experience in transactions similar to the Sale. During the past two years, there has been no material relationship between RPR, its affiliates or representatives and Seal Fleet or its affiliates, nor is any such relationship contemplated in the future.

   On April 25, 1996, RPR delivered its written Opinion to the effect that, as of the date of the written Opinion, the Sale was fair to the Unaffiliated Stockholders from a financial point of view. RPR's opinion does not constitute a recommendation to any Stockholder of Seal Fleet as to how such Stockholder should vote at the Annual Meeting. The full text of the RPR written Opinion dated April 25, 1996, which sets forth the assumptions made, matters considered, limitations on and the scope of the review undertaken and procedures followed by RPR in rendering its Opinion is attached as Exhibit B to this Proxy Statement. Stockholders of Seal Fleet should carefully read the Opinion in its entirety.

   In rendering its Opinion, RPR, among other things: (i) reviewed the Agreement; (ii) reviewed the Asset Purchase Agreement (the ``Trusts Agreement'') between Hvide, the Trusts and the Partnerships; (iii) reviewed Seal Fleet's Form 10-KSBs for the years ended December 31, 1995 and 1994; (iv) reviewed Seal Fleet's Form 10-QSBs for the quarters ended March 31, June 30, and September 30, 1995 and 1994; (v) reviewed the surveys of JF Moore and Dufour; (vi) reviewed the Company's statement of assets to be sold and statement of vessel operations for the period January 1, 1995 through September 30, 1995, and the years ended December 31, 1994, 1993 and 1992; (vii) reviewed the Company's estimate prepared on April 16, 1996, of pro forma ``post-closing'' balance sheet assets and liabilities as of December 31, 1995, for the Company after the Sale; (viii) reviewed the Company's 1996 revenue and operating cost budgets; (ix) reviewed the Company's master time charter agreement for M/V China Seal and M/V Hawke Seal; (x) considered such other information, financial studies, analyses and investigations as it deemed relevant under the circumstances; and (xi) discussed with management of the Company the outlook for future operating results, the assets and liabilities of the Company, material in the foregoing documents, and other matters it considered relevant for its inquiry.

   In rendering its Opinion, RPR relied on the accuracy and completeness of the financial, operating and other information provided to it and assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments. RPR did not independently verify such information or make an independent evaluation or appraisal of the assets or liabilities of Seal Fleet nor was RPR furnished with any such evaluations or appraisals, other than the JF Moore survey and the Dufour survey referred to above. RPR was not asked to, and did not, participate in the structuring or negotiation of the terms of the Sale. The RPR Opinion is rendered on the basis of conditions in the maritime markets prevailing as of the date of the Opinion and the condition and prospects, financial and otherwise, of Seal Fleet as they were represented to RPR as of the date of its Opinion or as they were reflected in the materials and discussions referred to above. Seal Fleet did not place any limitations upon RPR with respect to the procedures followed or the factors considered by RPR in rendering its Opinion.

   RPR believes that its analysis must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analysis, RPR made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Seal Fleet. Any estimates used are not necessarily indicative of future results, which may be significantly more or less than the estimates. Estimates of values of companies or their assets used in the RPR analysis do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. RPR and Seal Fleet assume no responsibility for their accuracy.

   In rendering its Opinion, RPR performed the financial analyses summarized below. The summary below does not purport to be a complete description of the analysis performed by RPR in this regard.

   ANALYSIS. In conducting its analysis and arriving at its Opinion, RPR considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the terms of the Agreement and the Trusts Agreement; (ii) the value of the consideration offered by Hvide, including the value of Hvide's guaranty of the Post-Sale Note to the Trusts and the value to the Unaffiliated Stockholders of continuing Seal Fleet as a going concern; (iii) that the purchases of vessels from Seal Fleet and the Trusts were a ``package deal'' and that if another sale of Seal Fleet's vessels were arranged, the Trusts would not be obligated to forgive $500,000 of Seal Fleet's debt; (iv) the value of the consideration being paid to the Trusts for their vessels; (v) the JF Moore Survey and the Dufour Survey of the Vessels;
(vi) Seal Fleet's bareboat charter agreements and brokerage business; (vii) Seal Fleet's financial projections and historical financial results; (viii) the lack of other firm offers that would materially increase the aggregate consideration to be paid by Hvide; (ix) the rate of return a buyer would expect to receive from its investment in the Vessels; (x) the value of Seal Fleet's commission income; (xi) the pro forma assets and liabilities of Seal Fleet following the Sale; (xii) its discussions with management of Seal Fleet concerning its operations; (xiii) the market value of the Class A Stock; (xiv) the fact that Seal Fleet is currently in default on approximately $7,302,000 of debt and such debt is immediately due and payable; and (xv) financial terms of selected sales of marine vessels by third parties. RPR also considered the prevailing market prices of the shares of Seal Fleet, but determined that such prices did not reflect the per share value of 100% of the Company or consideration of all relevant facts.

   COMPENSATION. As compensation for rendering its Opinion to Seal Fleet, Seal Fleet paid RPR a fee of $50,000, plus reasonable out-of-pocket expenses. In addition, Seal Fleet agreed to indemnify RPR for liabilities incurred in connection with rendering the Opinion, including liabilities under the federal securities laws.

Interests of Certain Persons in the Sale

   The Company's management and Board of Directors may be deemed to have certain interests in the Sale that are in addition to their interests as stockholders of the Company generally. See ``Election of Directors--Certain Transactions''.

   A portion of the proceeds of the Sale ($4,046,000, assuming the Sale closes on June 30, 1996) will be paid to the Trusts and, upon consummation of the Sale, the Trusts will forgive $500,000 of the Company's interest indebtedness to the Trusts. At a June 30, 1996, closing of the Sale, the Company's indebtedness to the Trusts would thus be reduced from $7,546,000 to $3,000,000. In addition, the Company's $1,971,000 ship mortgages (at June 30, 1996) to National Western Life Insurance Company and the Company's $500,000 debenture payable to National Western Life Insurance Company will be paid in full. National Western Life Insurance Company is considered an affiliate of the Trusts.

   The Trusts, which own 212,655 shares (10.72%) of the Class A Stock and 50,000 shares (100%) of the Class B Stock, are simultaneously selling such shares to Hvide, as well as the five marine vessels beneficially owned by them and managed by the Company. The total purchase price payable to the Trusts for the vessels and stock is $10,500,000, payable in cash. The Company believes that the vessels owned by the Trusts are substantially similar to those owned by the Company and that the consideration being paid to the Trusts for its vessels is comparable to that being paid to the Company for the Vessels.

   Simultaneously with the sale of the Trusts's shares of Common Stock in the Company to Hvide, Hvide will resell 37,600 shares of Class A Stock and all of the shares of Class B Stock purchased from the Trusts to Magnum, and Hvide will guaranty the $3,000,000 Post-Sale Note, representing all of the Company's then remaining indebtedness to the Trusts. Following the Sale, Hvide and Magnum will control Seal Fleet and will appoint a new Board of Directors and new executive management for Seal Fleet. See ``Business of Seal Fleet Following the Sale''.

   During 1995, the Company received revenues of approximately $262,400 for brokerage services it rendered for a subsidiary of Hvide.

CERTAIN RIGHTS OF HOLDERS OF CLASS B STOCK

   The holders of the Class B Stock have the right to elect a majority of the Board of Directors of the Company. The Class B Stock is currently owned by the Trusts. If the Sale is approved and consummated, a portion of the Class A Stock and all of the Class B Stock will be transferred to Magnum. See ``Business of Seal Fleet Following the Sale''.

DISSENTERS' RIGHTS

   The Stockholders of the Company do not have any dissenters' or appraisal rights with respect to the Sale.

MARKET FOR THE COMPANY'S COMMON STOCK

   The information under the caption ``Market for the Company's Common Stock and Related Stockholder Matters'' included in pages 7 and 8 of the Annual Report is incorporated herein by reference. On March 29, 1996, the last trading day prior to the announcement of the Agreement to make the Sale, the average of the bid and asked sales prices of the Class A Stock was $0.313, with only 500 shares traded.

GOVERNMENT APPROVALS

   Other than compliance with securities laws relating to proxy solicitation, no government approvals or authorizations must be obtained by the Company in connection with the Sale. The acquisition of marine vessels and Common Stock by Hvide from the Trusts, which must close contemporaneously with the Sale, must be reported to the Federal Trade Commission and the U.S. Department of Justice, and may not be consummated prior to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

BUSINESS AND POLICIES OF THE COMPANY FOLLOWING THE SALE

   Following the consummation of the Sale, the Board of Directors elected by the Stockholders will resign and be replaced by the directors selected by Magnum. The Company will then proceed to collect its receivables, pay its payables and wind down its business. Following the winding down period, the Company will look for acquisition candidates in order to put the Company into a new line of business. For a description of the business and properties of the Company after the Sale, see ``Business of Seal Fleet Following the Sale''.

RISK FACTORS

   If the Sale is approved by the Stockholders and consummated as described herein, the Company will become an acquisition company with a new Board of Directors and new executive management. As an acquisition company, Seal Fleet will become subject to a number of business risks to which it is not now subject. See ``Business of Seal Fleet Following the Sale--Risk Factors''.

TAX TREATMENT OF SALE

   The Sale will be reported as a sale of assets for federal income tax purposes. The resulting gains from the Sale and from the extinguishment of debt will be reported as taxable income by the Company. These gains will be offset in part by net operating loss carryforwards approximating $8,200,000. It is estimated that the federal income tax cost of the transaction will be approximately $135,000 due to anticipated limitations on the utilization of these loss carryforwards under the ``Alternative Minimum Tax'' provisions of the Internal Revenue Code.

FINANCIAL INFORMATION ABOUT THE COMPANY

   The following sets forth summary historical financial data of the Company for the two years ended December 31, 1995. This data should be read in conjunction with the Financial Statements of the Company, the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, incorporated by reference herein from pages 8 through 23 of the Company's Annual Report.

                                SEAL FLEET, INC.
                          CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  YEARS ENDED
                                                  DECEMBER 31,
                                          ----------------------------
                                              1994              1995
                                          -------------       --------

INCOME STATEMENT DATA:
  Revenues..............................       $ 7,133        $ 6,543
  Income for Operations.................         1,264            663
  Net income (loss).....................           478           (116)

  Net income (loss) per common share....       $  0.23        $ (0.06)

                                           DECEMBER 31,    DECEMBER 31,
                                               1994           1995
                                          -------------    ------------

BALANCE SHEET DATA:
  Property and equipment, net...........       $ 3,240        $ 2,736
  Total assets..........................        11,805         10,394
  Total debt............................        10,462         10,200
  Total stockholders' equity (deficit)..        (3,505)        (3,621)


                               THE SALE AGREEMENT


EFFECTIVE TIME OF THE SALE

   The Agreement provides that the Sale will become effective at a closing (``Effective Time'') at which the purchase price will be paid and title to the Assets will be transferred to Hvide. It is anticipated that, if the Sale is approved and all other conditions to the Sale have been satisfied or waived, the Effective Time will occur within thirty days after the Annual Meeting. If the closing has not occurred by August 15, 1996, either the Company or Hvide may terminate the transaction in its sole discretion. A copy of the Agreement is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference.

REPRESENTATIONS AND WARRANTIES

   In the Agreement, Seal Fleet, Hvide and Ferguson have made various representations and warranties concerning, among other things, Seal Fleet's title to the Assets, the satisfaction of certain legal requirements for the Sale, the future nature of the Company's business, and the existence of certain litigation matters. The representations and warranties of each party to the Agreement will survive the closing of the Sale.

CONDITIONS TO THE SALE

   The respective obligations of the Company and Hvide to consummate the Sale are subject to the satisfaction of certain conditions, including the following:

      (a) the representations and warranties of the parties to the Agreement remaining true and correct;

      (b) the Sale shall have been approved by the Company's Stockholders as herein described;

      (c) compliance with any filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act;

      (d) results of an independent survey of the Assets not showing a value in excess of the purchase price;

      (e) closing of the sale of their vessels by the Partnerships and the sale by the Trusts of their shares of Company Common Stock;

      (f) payment of Seal Fleet's debt secured by the Assets and rearrangement of the remaining debt, as herein described;

      (g) the receipt of an opinion from an investment banking firm in form and substance satisfactory to the Company's Board of Directors; and

      (h)  receipt of the purchase price.

   The obligation of Hvide to consummate the purchase of the Assets is also subject to the satisfaction of the following additional conditions:

      (a) approval of the purchase by Hvide's lenders;

      (b) settlement of accounts with the Partnerships, as herein described; and

      (c) obtaining financing of the purchase under terms and conditions reasonably satisfactory to Hvide.


TERMINATION OR AMENDMENT OF THE AGREEMENT

   The Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the Sale by the Company's Stockholders, as follows:

      (a) by the mutual consent of the Boards of Directors of the Company and Hvide; and

      (b) by either the Company or Hvide, if the Effective Time has not occurred by August 15, 1996.

   The Agreement may be amended at any time before or after approval of the Sale by the Stockholders, by written agreement executed and delivered by duly authorized officers of the respective parties to the Agreement. Moreover, except for the statutory conditions requiring shareholder approval, the conditions to the Sale and the termination provisions in the Agreement may be waived by the parties to the Agreement. If the closing does not occur by August 15, 1996, for any reason other than failure of the Stockholders to approve the Sale or a material breach of the Agreement by Seal Fleet, Hvide must pay $200,000 to the Company.

EXPENSES OF THE SALE

   All costs and expenses incurred in connection with the Sale will be paid by the party incurring the expense.

                   BUSINESS OF SEAL FLEET FOLLOWING THE SALE

   As a result of the Sale, substantially all of the Company's assets will be sold, its debts will be rearranged and reduced and the Company will become an acquisition company with a new Board of Directors and new executive officers. Set forth below is a description of the Company's business as proposed to be operated by Magnum following consummation of the Sale. The Stockholders of the Company will not have an opportunity to vote separately on the sale of assets and the change in the nature of the Company's business. A vote for the Sale is also a vote for a change in the Company's business. However, see ``Stockholder Approval of Initial Significant Business Combination'' below regarding the right of Stockholders to approve a future acquisition. Following the consummation of the Sale, Hvide and Magnum will own 10.72% of the Class A Stock and 100% of the Class B Stock and will consequently have the ability to appoint a majority of the Company's Board of Directors to effect the business plan described below. Consequently, a vote in favor of the Sale will effectively constitute a vote in favor of changing the nature of the Company's business. See ``Risk Factors'' below for a description of certain business risks inherent in changing the Company into an acquisition Company.

PRO FORMA FINANCIAL INFORMATION

   Set forth below is an historical balance sheet of the Company as of December 31, 1995 and a pro forma balance sheet of the Company as of December 31, 1995, which gives effect of the Sale as if it had occurred on December 31, 1995.

                       SEAL FLEET, INC. AND SUBSIDIARIES
         Historical and Pro Forma Condensed Consolidated Financial Data
                           (in thousands of dollars)

                                                          (AS REPORTED)   (UNAUDITED)
                                                           HISTORICAL      PRO FORMA
                                                          DECEMBER 31,   DECEMBER 31,
                                                              1995           1995
                                                          -------------  -------------
ASSETS
- ------
  Current Assets
   Cash.................................................       $ 1,055        $    98
   Accounts receivable - trade..........................         4,694          2,460
   Accounts receivable - related party..................           758
   Accounts receivable - other..........................           133            133
   Materials and supplies...............................            66
   Deferred drydocking costs............................           294
   Other current assets.................................           112             43
                                                               -------        -------
      Total current assets..............................         7,112          2,734
  Property and Equipment
   Ships................................................         9,922
   Furniture and equipment..............................           223            253
   Leasehold improvements...............................           124            124
                                                               -------        -------
                                                                10,269            377
   Less accumulated depreciation........................         7,533            243
                                                               -------        -------
                                                                 2,736            134
  Other Assets
   Deferred drydocking costs-non current................           356
   Assets held for resale...............................           154            154
    Other assets........................................            36             36
                                                               -------        -------
                                                               $10,394        $ 3,058
                                                               =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------
  Current Liabilities
   Current portion of long-term debt to related party...       $ 7,560        $   600
   Accounts payable - trade.............................         3,815            494
   Accrued interest expense.............................           877
                                                               -------        -------
      Total current liabilities.........................        12,252          1,094

  Long-term debt to related party less current portion..         1,763          2,400
                                                               -------        -------
       Total liabilities................................        14,015          3,494

  Shareholders' Equity
   Class A common stock, $.10 par value; 3,700,000
     shares authorized and 2,432,248 shares issued
     in 1995 and 1994...................................           243            243
   Class B common stock, $.10 par value; 50,000
     shares authorized, issued and outstanding..........             5              5
   Additional paid-in capital...........................         4,456          4,456
   Retained deficit.....................................        (8,195)        (5,010)
   Class A common stock held in treasury at
     cost; 447,621 shares in 1995 and 1994..............          (130)          (130)
                                                               -------        -------
     Total Shareholders' Equity (deficit)                       (3,621)          (436)
                                                               -------        -------
                                                               $10,394        $ 3,058
                                                               =======        =======

   The pro forma information takes into account receipt of $6,300,000 in cash at closing, forgiveness of $500,000 of interest indebtedness, payment of $6,323,000 of debt, federal tax expenses of $135,000, payment of $476,000 to the Partnerships representing collections and billings to customers on behalf of the Partnerships after payment of all expenses, and $150,000 of transaction costs.

   The pro forma information does not give effect to the possible sale, after closing, of 277,778 shares of Class A Stock held in treasury to Magnum for $100,000.


CHANGE OF DIRECTORS/MANAGEMENT

   Following the closing of the Sale, each officer and director of Seal Fleet then holding office will resign. Magnum has informed the Company that the following individuals will then be appointed to be officers and directors of the
Company:



             NAME               AGE            POSITION
             ----               ---            --------

Donald L. Caldera                60  Chairman and Class B Director
Thomas M. Ferguson               56  President, Chief Executive
                                      Officer and Class B Director
J. Erik Hvide                    47  Class A Director
James S. Goodner                 54  Chief Financial Officer


   The following is a brief description of the background and principal occupation of each person whom Magnum has indicated will be an officer and director of Seal Fleet following the closing of the Sale:

DONALD L. CALDERA
Executive Vice President, Development
HVIDE MARINE INCORPORATED

Following the Sale, Mr. Caldera will be appointed to serve as a Class B Director and Chairman of Seal Fleet. Mr. Caldera is Executive Vice President, Development, of Hvide. He has been President of Hvide Holdings, Inc. since June 1993, and was elected a director of Hvide in April 1994. From November 1990 to January 1992, he was Chief Executive Officer of Global Sovcruise Lines, a Swiss-Soviet shipping venture. Between 1985 and June 1990, he was Chairman and Chief Executive of Norex-America, Inc. (formerly Bermuda Star Lines, Inc.), a publicly traded cruise ship line. Between 1980 and 1985, Mr. Caldera served as Senior Vice President-Marketing and Sales of Midland Enterprises, Inc., a diversified inland waterways company. From 1976 to 1980, he was Executive Vice President and Chief Operating Officer of Interocean Management Corporation, a firm managing foreign-flag and US-flag tankers. Mr. Caldera received his BS in Naval Architecture from The Webb Institute and his J.S.D. from Yale Law School.

THOMAS M. FERGUSON
Chairman
FIRST STANFORD CORPORATION
(Business Advisory Services)
Chairman, President
FIRST MAGNUM CORPORATION

Following the Sale, Mr. Ferguson will be appointed to serve as a Class B Director and as President and Chief Executive Officer of Seal Fleet. Since 1992, he has been a director, Chairman and President of First Stanford Corporation, a private advisory company engaged in providing services principally with respect to maritime transactions and the development of business and financial plans and strategies for national and international companies, as well as restructuring programs for privately held companies. During this period, Mr. Ferguson developed business and financial strategies for Hvide, Keystone Brewers Inc., Octel Communications Corporation and Ventana Financial Services Inc. From 1987 to 1992, he was a director and Chairman and President of FTM Holdings Inc., a privately held financial holding company engaged in the development and capitalization of transportation and financial services companies. Mr. Ferguson served as President of Lenders Corporation, a privately held diversified financial services company engaged in mortgage banking and real estate, from 1985 to 1987. From 1983 to 1985, he was Managing Director of Perini America Company, a corporation engaged in the development of real estate properties in south Florida. Mr. Ferguson is the sole stockholder of First Magnum Corporation, and its sole director and officer. Mr. Ferguson received a BA degree from Florida State University.

J. ERIK HVIDE
Chairman and Chief Executive Officer
HVIDE MARINE INCORPORATED
(Diversified Marine Services)

Following the Sale, Mr. Hvide will be appointed to serve as a Class A Director. He has been Hvide's Chairman since September 1994 and its President and Chief Executive Officer since January 1991. From 1981 until 1991, Mr. Hvide was President and Chief Operating Officer of Hvide. He has been employed by Hvide in various capacities since 1970 and became Vice President in 1973. He is also a director of the Executive Committee of American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping and a past appointee to the US Coast Guard's Towing Safety Advisory Committee. Mr. Hvide is a graduate of the University of Miami School of Business Administration.

JAMES S. GOODNER
Partner
HOCKADAY--GOODNER ASSOCIATES
(Business Advisory Services)

Following the Sale, Mr. Goodner will be appointed as Chief Financial Officer of Seal Fleet. Mr. Goodner has served as an advisor to domestic and international firms from 1986 to 1996, most recently as a partner of Hockaday-Goodner Associates. Among many assignments, in 1994-1995 he served as interim Chief Financial Officer during the privatization of La Caja de Ahorro y Seguro, Argentina's largest insurance company. In 1991-1992, he assisted Global Sovcruise Lines and Inter Maritime Management, Inc., both of Geneva, in the development of Swiss-Soviet joint ventures in cruise, shipping and port operations. Mr. Goodner lived in Venezuela from 1970 to 1985, where he was Chief Financial Officer for the Seagram Company Limited subsidiary in Venezuela and, before that, Marketing Manager and Controller for the Eminca Group, a

Westinghouse group of major appliance manufacturing and distribution companies in Venezuela. Mr. Goodner is an Adjunct Professor of International Marketing and International Business at Jersey City State College. He received his BS and MBA degrees from Indiana University.

                     BUSINESS PLAN FOR POST-SALE SEAL FLEET

INTRODUCTION

   Seal Fleet will be transformed to serve as a vehicle to effect acquisitions, whether by merger, exchange of capital stock, acquisition of assets or other similar business combination (a ``Business Combination''), with an operating business (an ``Acquired Business''). The business objective of the transformed company (hereinafter, ``Post-Sale Seal'') will be to effect a Business Combination with an Acquired Business which Post-Sale Seal believes has significant growth potential. Post-Sale Seal intends to utilize cash, equity, debt or a combination thereof in effecting a Business Combination. While Post-Sale Seal may, under certain circumstances, explore Business Combinations with more than one Acquired Business, in all likelihood, until other financing provides additional funds, or its stature matures, Post-Sale Seal may be able to effect only a single major Business Combination.


FIRST MAGNUM CORPORATION

   First Magnum Corporation (``Magnum'') is a Florida corporation wholly owned and controlled by Ferguson. Magnum has offered to purchase certain Seal Fleet Common Stock as hereinafter described upon the consummation of the Sale.

TRANSITION ACTIVITIES

   At the closing of the Sale, the marine assets of the Company will be sold. In transition, certain current staff of the Company will be employed to invoice and collect funds and pay creditors relating to the marine assets. Post-Sale Seal will thereafter own a travel agency and certain miscellaneous assets, have certain liabilities (including the Post-Sale Note), and ongoing requirements to meet regulatory and shareholder obligations while the business plan is being implemented. During the transition period, Post-Sale Seal will evaluate its remaining assets with the objective of maximizing their value. This may result in a liquidation of some or substantially all of such assets.

INITIAL TRANSACTIONS

   No agreements, commitments or understandings have been made with any Acquired Business candidates. No assurances can be made that future discussions will result in definitive agreements, although it is Magnum's intention to diligently proceed to progress Post-Sale Seal's business plan.

STOCKHOLDER APPROVAL OF INITIAL SIGNIFICANT BUSINESS COMBINATION

   Magnum intends to cause Post-Sale Seal, prior to the consummation of its initial significant Business Combination, to submit such transaction to Post-Sale Seal's stockholders for their approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. The officers and directors of Post-Sale Seal, who will, with their affiliates, (following the purchase of shares of Class A Stock by Magnum) control in the aggregate 490,433 shares of Class A Common Stock (21.7%) and 50,000 shares of Class B Common Stock (100%), have agreed to vote their respective shares of Common Stock in accordance with the vote of the majority of all voting non-affiliated stockholders of Post-Sale Seal with respect to the initial significant Business Combination.

FUNDING OF THE BUSINESS PLAN

   In view of the limited tangible net worth of Post-Sale Seal following the sale of the marine assets, an additional equity infusion will be made by Magnum, and consideration will be given to additional private equity or debt placement to achieve a successful Business Combination.

a) Share Purchase

   In addition to 37,600 shares of Class A Stock purchased from Hvide, Magnum proposes to make an equity investment of $100,000 in Post-Sale Seal to purchase 277,778 treasury shares of Class A Stock, at a price of $.36 per share, which is the average price per share between bid and asked prices for the Class A Stock, as reported on the National Daily Quotation Service (``Pink Sheets'') during the 60-day period of February 1 through March 29, 1996, which immediately preceded the announcement of the Agreement for the sale of marine assets. This investment is subject to the approval of the Board of Directors of Post-Sale Seal.

b) Private Equity or Debt Placement

   Post-Sale Seal intends to offer a private equity or debt placement to individual, corporate, or institutional investors to fund its merger and acquisition activities as well as to fund working capital for general corporate purposes that might be required to effectuate the business plan.

c) Financing the Business Combination

   Post-Sale Seal will use cash, equity, debt or a combination of these to achieve a qualified Business Combination.

   Post-Sale Seal may borrow funds to increase the amount of capital available for a Business Combination or otherwise finance the operations of the Acquired Business. The amount and nature of any borrowings by Post-Sale Seal will depend on numerous considerations including its capital requirements, its perceived ability to service such debt and prevailing conditions in the financial markets and the general economy.

   Post-Sale Seal may lend up to all of any financing proceeds to an Acquired Business if required for such concern's operating needs at any time subsequent to Post-Sale Seal's definitive agreement respecting a Business Combination with such Acquired Business but prior to receipt of Post-Sale Seal stockholders' approval thereof. Any such loan will be made at an interest rate no less than that which in its view would be charged the Acquired Business by a non-affiliated lender, and will be appropriately collateralized.

POST-CLOSING BOARD OF DIRECTORS

   The experience and commitment of Post-Sale Seal's Board of Directors will be fundamental strengths. It is anticipated that Post-Sale Seal will have a five member Board of Directors, of which one Class A Director's position and one Class B Director's position will be vacant pending appointment by the Board in due course. See ``Change of Directors/Management''.

SHAREHOLDERS

   Following the acquisition from Hvide of Seal Fleet shares by Magnum, and the purchase of the treasury shares by Magnum as heretofore described, Post-Sale Seal will have two new shareholders holding in excess of 5% of its Class A Stock, and one new shareholder owning all of its Class B Stock. Upon such occurrence there will be 2,262,405 shares of Class A Stock issued and outstanding, and 50,000 shares of Class B Stock issued and outstanding.

A) HVIDE MARINE INCORPORATED
   2200 Eller Drive
   Fort Lauderdale, FL  33316

   Hvide will own 175,055 shares, or 7.7%, of the Class A Stock. Hvide is a diversified marine transportation services company serving the energy and chemical industries in the US domestic trade. Since 1993, Hvide has grown from 27 to 91 vessels and had 1995 revenues of over $71 million. Hvide is a significant operator in several niche markets, including offshore energy services and specialty chemical transportation. Hvide has one of the largest and newest fleets of offshore drilling and production support vessels in the US Gulf of Mexico and operates approximately half of the ocean transportation capacity carrying specialty industrial chemicals in the domestic trade. Its tugs are the exclusive provider of docking services in Port Everglades and Port Canaveral, and also work in Mobile, Alabama. In late 1994, Hvide acquired a fleet of fuel barges and towboats which service northeast Florida. J. Erik Hvide, Chairman, President and Chief Executive Officer of Hvide Maine Incorporated will be a Class A Director of Post-Sale Seal.

B) FIRST MAGNUM CORPORATION
   125 Worth Avenue, Suite 318
   Palm Beach, FL  33480

   Magnum will own 315,378 (13.9%) of the Class A Stock and 50,000 shares (100% of the Class B Stock. Magnum is an entity totally owned and controlled by Thomas M. Ferguson.

RISK FACTORS

   IF THE SALE IS CONSUMMATED, POST-SALE SEAL WILL BECOME AN ACQUISITION COMPANY. THE STOCKHOLDERS OF THE COMPANY WILL NOT GET TO VOTE SEPARATELY ON WHETHER TO CHANGE THE NATURE OF POST-SALE SEAL'S BUSINESS TO AN ACQUISITION COMPANY. CONSEQUENTLY, THE FOLLOWING RISK FACTORS SHOULD BE TAKEN INTO CONSIDERATION BY EACH STOCKHOLDER IN DETERMINING WHETHER TO APPROVE THE SALE.

   CHANGE OF CONTROL. As part of the consummation of the Sale, all of the current Board of Directors will resign after appointing their successors who are named herein, all without Stockholder approval. The current officers will also resign and be replaced by the persons named in this Proxy Statement. The consummation of a business combination may also involve a change in officers and directors of Post-Sale Seal.

   NO OPERATING HISTORY. The Company will change the nature of its business if the Sale is approved and consummated. Post-Sale Seal has no operating history in its new line of business, which is yet to be determined. There can be no assurance that Post-Sale Seal's activities will be profitable. As of the date of this Proxy Statement, the Company has not entered in to any arrangement to participate in any business ventures or purchase any products.

   LIMITED ASSETS AND NEGATIVE NET WORTH. The Company's only assets after the Sale will be its accounts receivable, cash and minor furniture, equipment, the travel agency and some real estate and it will have a negative net worth on a pro forma basis (at December 31, 1995, see ``Pro Forma Financial Information''). Any business activity that Post-Sale Seal eventually undertakes may require substantial capital, which may be difficult to obtain or not available in light of the Company's pro forma financial condition. The success of Post-Sale Seal will depend upon its ability to acquire additional capital. Since the Company does not know the type of business in which it will eventually engage, the Company does not know what its ultimate capital needs will be.

   SPECULATIVE NATURE OF COMPANY'S PROPOSED OPERATIONS. The success of Post-Sale Seal will depend to a great extent on the operations, financial condition and management of the company or companies with which Post-Sale Seal may merge or which it may acquire. While Magnum intends to cause Post-Sale Seal to merge into or acquire one or more privately held entities with established operating histories, there can be no assurance that Post-Sale Seal will be successful in locating an acquisition candidate meeting such criteria. In the event Post-Sale Seal completes a merger or acquisition transaction, the success of its operations will be dependent upon management of the successor firm and numerous other factors beyond Post-Sale Seal's control. Post-Sale Seal anticipates that it will seek to acquire an existing business. After the acquisition has taken place, management from the acquired entity may operate Post-Sale Seal. There is, however, a possibility that Post-Sale Seal may seek to operate an ongoing business, in which case Post-Sale Seal's management might be retained.

   DILUTION IN MERGER OR ACQUISITION TRANSACTION. The Company's business plan is based upon a merger with or acquisition of a private concern, which could result in Post-Sale Seal issuing securities to stockholders of any such target concern. The issuance of previously authorized and unissued Common Stock of Post-Sale Seal or the creation and issuance of preferred stock would result in substantial dilution to present Stockholders of the Company, which may result in another change in control or management of Post-Sale Seal.

   DEPENDENCE ON INEXPERIENCED MANAGEMENT. The success of Post-Sale Seal will largely be dependent upon the active participation of Ferguson. Ferguson may not have any experience or background in the business in which Post-Sale Seal proposes to engage and, accordingly, management will probably be required to obtain independent outside professionals to effectively evaluate and appraise a potential business combination. Each of the post-Sale officers and directors has other full time employment and will be available to participate in management decisions only on a part time or as needed basis. It is expected that post-Sale management will each devote approximately one-third of their time to the business affairs of Post-Sale Seal. Officers and directors may be compensated prior to any merger or acquisition. Once Post-Sale Seal acquires a business opportunity, the post-Sale management may resign. The amount of time the post-Sale officers and directors devote to Post-Sale Seal matters will increase if Post-Sale Seal operates an active business. The time which the post-Sale officers and directors devote to the business affairs of Post-Sale Seal and the skill with which they discharge their responsibilities, will substantially affect Post-Sale Seal's success.

   EFFECT OF LIMITED TIME DEVOTED TO POST-SALE SEAL. Opportunities available to Post-Sale Seal for mergers or acquisitions may be lost or delayed as a result of the limited amount of time devoted to Post-Sale Seal by post-Sale management.
As a result, an acquisition or merger may never take place.

   NO BUSINESS PLAN. The Company has not identified the business opportunities in which it will attempt to obtain an interest. The Company therefore cannot describe the specific risks presented by such business. Such business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured. The acquired business opportunity may be in competition with larger, more established firms over which it will have no competitive advantage. The specific risks of a business opportunity will be disclosed to Post-Sale Seal's Stockholders prior to its acquisition, and approval therefor will be obtained. Post-Sale Seal's investment in a business opportunity may be highly illiquid and could result in a total loss to Post-Sale Seal if the opportunity is unsuccessful.

   CONFLICTS OF INTEREST. All of the directors and officers of the Company following the Sale will be associated with other firms or occupations involving other business activities. Because of these affiliations and because these individuals will devote only part time to the affairs of Post-Sale Seal, there are potential inherent conflicts of interest in their acting as directors and officers of Post-Sale Seal and of other entities. All of the Company's post-Sale directors and officers may be directors or controlling stockholders of other entities engaged in a variety of businesses which may in the future have various transactions with Post-Sale Seal. Additional conflicts of interest and non-arm's length transactions may also arise in the future in the event the Company's post-Sale officers or directors are involved in the management of any firms with which Post-Sale Seal transacts business. Post-Sale Seal may pay finder's fees or other fees to its post-Sale officers, directors or affiliates in connection with any potential business combination involving Post-Sale Seal.

   DEPENDENCE ON OUTSIDE ADVISORS. In order to supplement the business experience of post-Sale management, Post-Sale Seal may employ accountants, technical experts, appraisers, attorneys or other consultants or advisors. The selection of any such advisors will be made by post-Sale management and without any control from Stockholders. Additionally, it is anticipated that such persons may be engaged by Post-Sale Seal on an independent basis without a continuing fiduciary or other obligation to Post-Sale Seal.

   NO DIVIDENDS ANTICIPATED. At the present time Magnum does not anticipate that Post-Sale Seal will pay dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of Post-Sale Seal, its financial requirements and other factors.

   SCARCITY OF AND COMPETITION FOR MERGER OR ACQUISITION PROSPECTS. Post-Sale Seal will be an insignificant participant in the business of seeking mergers with and acquisitions of small private entities. In addition, Post-Sale Seal will have very limited assets to support an acquisition. A large number of established and well financed entities, including venture capital firms, are active in mergers and acquisitions of private companies which may be desirable target candidates for Post-Sale Seal. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than Post-Sale Seal, and consequently, Post-Sale Seal will be at a competitive disadvantage in identifying possible merger or acquisition candidates.

   NO AGREEMENT FOR BUSINESS COMBINATION OR OTHER TRANSACTION. The Company has no arrangement, agreement or understanding with respect to a merger with, or acquisition of, any entity, private or public. There can be no assurance Post-Sale Seal will be successful in identifying and evaluating suitable merger or acquisition candidates or in concluding a merger or acquisition transaction on terms favorable to the Company.

   LACK OF MARKET RESEARCH. Magnum has neither conducted nor has it engaged other entities to conduct market research to determine that demand exists for the transactions contemplated by Post-Sale Seal or for the business activity in which a potential acquisition candidate engages. Even in the event demand is identified for the business of an acquisition candidate, there is no assurance Post-Sale Seal will be successful in completing any such transaction.

   CONTROL BY SINGLE STOCKHOLDER. Upon the completion of the Sale and sale of their shares by the Trusts, Magnum will own all of the Class B Stock and will be able to select a majority of the Board of Directors of Post-Sale Seal and thus control the direction of Post-Sale Seal.

   POSSIBLE LACK OF DIVERSIFICATION. Post-Sale Seal may be unable to diversify its business activities and, as a consequence, may suffer a total loss to Post-Sale Seal and the Stockholders should an acquisition by Post-Sale Seal prove to be unprofitable. Post-Sale Seal's failure or inability to diversify its activities into a number of areas may subject Post-Sale Seal to economic fluctuations within a particular business or industry and, therefore, increase the risks associated with Post-Sale Seal's operations.

   ADDITIONAL FINANCING REQUIRED. The funds available to Post-Sale Seal will probably not be adequate for it to acquire an interest in any property, business, or opportunity which Post-Sale Seal would choose. Without raising additional funds, Post-Sale Seal may not have sufficient capital to fully exploit any property, business or opportunity acquired. Accordingly, the ultimate success of Post-Sale Seal may depend upon its ability to raise additional capital or to have other parties bear a portion of the required costs to further develop or exploit any business venture in which Post-Sale Seal becomes involved. There is no assurance that funds will be available from any source, and if not available, it will be necessary for Post-Sale Seal to limit its operations to those that can be financed from the existing assets.

   ISSUANCE OF ADDITIONAL SHARES. Approximately 1,715,000 shares of Class A Stock or 46.4% of the total authorized shares (3,700,000) of Class A Stock of the Company are available for sale. The Board of Directors has the power to issue such shares. Magnum has offered to purchase 277,778 shares (12.3%) of Class A Stock for $100,000, which will reduce the percentage ownership of the Class A Stockholders immediately. Post-Sale Seal may issue shares of Common Stock to raise additional capital or to effect a merger or acquisition with a target corporation. Any additional issuance by Post-Sale Seal from its authorized but unissued shares would have the effect of further reducing the percentage ownership of the Stockholders.

   REGULATION. Although Post-Sale Seal will be subject to regulation under the Securities Act of 1933 and the Securities Exchange Act of 1934, Magnum believes Post-Sale Seal will not be subject to regulation under the Investment Company Act of 1940 insofar as Post-Sale Seal will not be engaged in the business of investing or trading in securities. In the event Post-Sale Seal engages in business combinations which result in Post-Sale Seal holding passive investment interests in a number of entities, Post-Sale Seal could be subject to regulation under the Investment Company Act of 1940. In such event, Post-Sale Seal would be required to register as an investment company and could be expected to incur significant registration and compliance costs. Magnum has obtained no formal determination from the Securities and Exchange Commission as to the status of Post-Sale Seal under the Investment Company Act of 1940, and consequently, any violation of such Act would subject Post-Sale Seal to material adverse consequences.

   PROBABLE CHANGE IN CONTROL AND MANAGEMENT. Mergers or acquisitions involving the issuance of the Post-Sale Seal's Common Stock may result in stockholders of a target company obtaining a controlling interest in Post-Sale Seal. The resulting change in control of Post-Sale Seal could result in removal of the post-Sale officers and directors and a corresponding reduction in their participation in the future affairs of Post-Sale Seal. It is impossible to predict the extent to which management selected by Magnum will participate in the future affairs of Post-Sale Seal following a merger or acquisition.

                                  PROPOSAL II
                             ELECTION OF DIRECTORS

   The authorized number of directors of the Company is not less than five. At this time, the Board of Directors has set the number of directors at seven. Each director will hold office until the next meeting of Stockholders for the election of directors and until his successor is elected and qualifies, unless he sooner resigns or is removed as provided in the bylaws. If the Sale is consummated, the directors elected by the Stockholders will be replaced. See ``The Sale of Assets--Business of Seal Fleet Following the Sale''. The holders of Class B Stock are entitled to nominate and elect a simple majority of the Board of Directors (four members) (``Class B Directors''), and the holders of Class A Stock are entitled to nominate and elect the remainder of the Board of Directors (three members) (``Class A Directors'').

   The persons named as Proxies in the enclosed Proxy have been designated by management and intend to vote the shares of Class A Stock represented by each Proxy for the nomination and election to the Board of Directors of those persons named below as nominees for Class A Directors, unless authority to vote for any such nominee is withheld on such Proxy.

   The Trusts have informed the Company that the outstanding shares of Class B Stock will be voted, directly or by Proxy, for the persons named below as nominees for Class B Directors.

   Although management has no reason to believe that any of the Class A Director nominees will be unable or unwilling to serve, if any such nominee withdraws or otherwise becomes unavailable to serve, the persons named as Proxies will vote for any substitute nominee designated by the Board of Directors. Certain information concerning the nominees is provided below.


                         NOMINEES FOR CLASS A DIRECTORS


JOHN W. BISSELL                                              Director since 1981
League City, Texas                                           Age 67

Mr. Bissell, for the past five years, has been Chairman of the Board of Seal Fleet, Inc. He has served as director, President and Chief Executive Officer of the Company since 1981, and before then, he served in other executive and management positions with the Company since 1975. Mr. Bissell also serves as a member of the Executive Committee of the Company.

                           _________________________


HAROLD C. MACDONALD                                          Director since 1981
Houston, Texas                                               Age 62

Mr. MacDonald, for the past thirty-three years, has been Comptroller of The Moody Foundation, a charitable foundation based in Galveston, Texas. Mr. MacDonald has served as director of the Company since 1981. He is a member of the Executive Committee and Audit Committee of the Company.

                          ___________________________

GERALD J. SMITH                                              Director since 1980
Galveston, Texas                                             Age 61

Mr. Smith, for the past seventeen years, has been Program Officer of The Moody Foundation, a charitable foundation based in Galveston, Texas. Mr. Smith has served as director of the Company since 1980. He is a member of the Audit Committee of the Company.


                         NOMINEES FOR CLASS B DIRECTORS


ANN MCLEOD MOODY                                             Director since 1975
Galveston, Texas                                             Age 58

Mrs. Moody has served as Corporate Secretary and director of the Company since 1975. Mrs. Moody is a member of the Executive Committee of the Company.
                           _________________________

ROBERT L. MOODY, JR.                                         Director since 1980
Galveston, Texas                                             Age 36

Mr. Moody, Jr., for the past seven years, has been President of Moody Insurance Group. He has served as director of the Company since 1980. Mr. Moody is a member of the Audit Committee of the Company.

                           _________________________

RUSSELL S. MOODY                                             Director since 1982
Austin, Texas                                                Age 34

Russell S. Moody has served as director of the Company since 1982. He also serves as director of American National Insurance Company.

                           _________________________

LOUIS E. PAULS, JR.                                          Director since 1970
Galveston, Texas                                             Age 60

Mr. Pauls, for the past eleven years, has been President of Louis Pauls & Company, an investment brokers firm based in Galveston. Mr. Pauls has served as director of the Company since 1970. He also serves as director of National Western Life Insurance Company. Mr. Pauls is a member of the Audit Committee of the Company.

                           _________________________


   Ann McLeod Moody is the wife, and Robert L. Moody, Jr. and Russell S. Moody are the sons, of Robert L. Moody, settlor of the Trusts. There is no other relationship by birth or marriage among the directors or executive officers.

   Robert L. Moody is an officer and director of National Western Life Insurance Company, American National Insurance Company and Moody National Bank, and he and his son, Ross Moody, and his mother are the three trustees of The Moody Foundation.

   Russell S. Moody suffered a serious automobile accident in 1980, which resulted in his confinement to a hospital for more than a year. After the accident, his father, Robert L. Moody was appointed his guardian. This guardianship is still in effect.

   To the best knowledge of the Company, no other director of the Company is a director of any other company with a class of securities registered under
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered under the Investment Company Act of 1940.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors of the Company held five meetings during 1995. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors, except Russell S. Moody. Russell Moody did not attend any meetings during 1995. The Board of Directors has two standing committees. The Executive Committee, which consists of Mrs. Moody and Messrs. Bissell and MacDonald, did not meet during 1995. The Executive Committee is empowered to exercise, in the intervals between the meetings of the Board of Directors, the powers of the Board in the management of the business and affairs of the Company.

   The Audit Committee, which consists of Messrs. Pauls, MacDonald, Smith and Moody, Jr., did not meet during 1995. The Audit Committee is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company, to review accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate.

   The Board of Directors has no nominating or compensation committee.

COMPENSATION OF DIRECTORS

   Directors are compensated at the rate of $353 for regular meetings and $177 for each special meeting which they attend and are also reimbursed for expenses.

                      INFORMATION ABOUT EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

   The following table sets forth certain information with respect to Seal Fleet's present executive officers. All executive officers are elected to terms which expire at the first meeting of the Board of Directors which next follows the Annual Meeting of Stockholders.

                                           YEARS OF  OFFICER
NAME                    POSITION      AGE  SERVICE    SINCE
- ------------------  ----------------  ---  --------  -------
John W. Bissell     Chairman,          67      21      1975
                    President
                    and CEO

Carl H. Haglund     Executive          52      25      1991
                    Vice
                    President

Trinidad Salinas    Vice President,    55      19      1981
                    Treasurer
                    and Assistant
                    Secretary

Ralph McIngvale     Vice President,    39       4      1992
                    Sales, Sealcraft
                    Operators, Inc.

Ann McLeod Moody    Secretary          58      21      1975

   All of the above executive officers have been employed by Seal Fleet in management positions for more than five years. Carl Haglund has been employed with the Company in management positions since 1971.

   Mr. Bissell, Ms. Salinas, Mr. McIngvale and Mr. Haglund devote their full working time to the Company. Information as to the Company's arrangements with Ann McLeod Moody is provided under ``Certain Transactions''.

   Mr. McIngvale has been Vice President, Sales, of Sealcraft Operators, Inc., a subsidiary of the Company, since March, 1992. Prior thereto, he was Vice President, Sales, of Kilgore Offshore, Inc., which owns, operates and brokers supply vessels.

                           SUMMARY COMPENSATION TABLE


   The following table provides information as to the compensation paid by the Company and its subsidiaries, during fiscal year 1995, to the chief executive officer and each of the other executive officers whose remuneration exceeded $100,000 in 1995.


- ------------------------------------------------------------
         NAME AND                                 OTHER
         PRINCIPAL                               ANNUAL
         POSITION            YEAR   SALARY   COMPENSATION/1/
- ------------------------------------------------------------

John W. Bissell, Chairman    1995  $ 96,000          $10,000
President and CEO            1994  $ 88,000          $10,000
                             1993  $ 80,000          $12,000

Ralph McIngvale              1995  $542,000            -0-
Vice President, Sales        1994  $717,000            -0-
                             1993  $771,000            -0-

________________
(1) The Company does not provide any long-term compensation plan, stock options, stock appreciation rights, long-term incentive plan, defined benefit or actuarial plan, employment contract or termination of employment or change control agreements with any executive officer. The Company sponsors a 401(k) Plan for all employees but makes no contributions thereto. Mr. Bissell received director's fees of $1,765 in 1995, 1994 and 1993. The Other Annual Compensation for Mr. Bissell also includes the cost and operating expense of an automobile which totaled to $10,000, $10,000, and $12,000 in 1995, 1994 and 1993, respectively.


   The Company has no obligation to make any payments to any officer or employee who will or may be terminated if the Sale is consummated. However, the Company has agreed with Mr. McIngvale to transfer the boat brokerage business to him if the Sale is consummated. Mr. McIngvale will be responsible for collecting all of the accounts receivable, paying the payables and paying 50% of the difference to the Company. See ``The Sale of Assets--General''.

                SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS OF
               SEAL FLEET, MANAGEMENT AND NOMINEES FOR DIRECTORS

                                                         Amount and
           Title                                         Nature of     Percent
            of                   Name and Address        Beneficial       of
           Class             of Beneficial Owner/(1)/  Ownership/(2)/   Class
- ---------------------------  ------------------------  --------------  --------
A Stock                      Walter Carucci                   126,417     6.4%
                             33 Lighthouse Road
                             Great Neck, New York
                             11024

A Stock                      Three R Trusts/(3)/              212,655    10.72%
                             One Moody Plaza
                             Galveston, Texas 77550

B Stock                      Three R Trusts/(3)/               50,000     100%

A Stock                      John W. Bissell                   16,250      *

A Stock                      Ann McLeod Moody                       0      0%

A Stock                      Trinidad C. Salinas                6,775      *

A Stock                      Carl H. Haglund                   11,960      *

A Stock                      Louis E. Pauls, Jr.                7,000      *

A Stock                      Gerald J. Smith                      205      *

A Stock                      Harold C. MacDonald                  100      *

A Stock                      Robert L. Moody,                              *
                             Jr./(3)(4)/

A Stock                      Russell S. Moody/(3)(4)/                      *

A Stock                      All officers and                  52,290     2.67%
                             current directors as a
                             group (10 persons)/(4)/

* less than 1%

____________________
(1) Address of officers and directors is P. O. Box 1168, Galveston, Texas
    77553.

(2) The Company has been advised that each of its officers and directors (except as stated in note (3)) has sole power to vote and to make investment decisions regarding the shares beneficially owned by him or her.

(3) Robert L. Moody established four Trusts (collectively, the ``Three R Trusts'' or ``Trusts'') one for each of his children Robert L. Moody, Jr., Russell S. Moody, Ross R. Moody and Frances Anne Moody. Each of the Three R Trusts owns an equal number of shares of Class A Stock and Class B Stock. The trustee of each Three R Trust is Irwin M. Herz, Jr. The Company has been advised that the trustee has sole power to vote and to make investment decisions regarding all the shares owned by the Three R Trusts. The beneficiaries cannot direct the sale of the shares or the vote thereof.

(4) Does not include shares owned by the Three R Trusts.

    If the Sale is approved and consummated, control of the Company will change. See ``The Sale of Assets--Business of Seal Fleet Following the Sale''.

                              CERTAIN TRANSACTIONS

   The following paragraphs describe certain transactions or relationships between the Company and its officers, directors and certain related parties which occurred or have continued since January 1, 1995.

   A subsidiary of the Company has a management consulting agreement with Robert
L. Moody. Under such agreement annual fees of $50,000 and $33,000 were paid in 1995 and 1994, respectively. The agreement also provides that the Company will indemnify Mr. Moody against liabilities incurred by him under such agreement.

   Ann McLeod Moody (Robert L. Moody's wife) is corporate Secretary of the Company and is paid an annual salary of $16,000. Her duties as Secretary require only a minor portion of her time. Mrs. Moody is also a director of the Company and in such capacity receives the same fees as other directors.

   Irwin M. Herz, Jr., trustee of the Trusts, is a member of the law firm which serves as the Company's general legal counsel. The Company, however, did engage another law firm to represent it as special counsel in the Sale. Mr. Herz's firm provided legal services for which it accrued and received approximately $1,000 during 1995 and will receive approximately $2,000 for legal services in connection with the proposed Sale. Such services are limited to preparation of appropriate documentation to transfer title to the Vessels. Such amount will be due whether the Sale is consummated or not, since the services will in any event be rendered.

   The Company's offices occupy a steel and masonry building on 29,000 square foot tract of land owned by a partnership of which Robert L. Moody is a partner. The Company's lease expires in 1996, provides for a minimum monthly rental of $1,655 ($20,000 per year, which is the amount paid in 1995) and gives the Company the option to extend the lease for four additional five-year periods at lower rental rates. The Company pays all repair costs, insurance and taxes. The Company believes that the terms of this lease are as favorable as those which it could reasonably expect to obtain from an unaffiliated party.

   The Company manages and operates various ships beneficially owned by the Trusts. The Company earns fees based on 6% of the ships' revenues. Fees earned on the Trusts' ships totaled $325,000 and $249,000 during 1995 and 1994, respectively. On behalf of the related parties, the Company collects revenues and pays expenses for the management of these ships. This activity resulted in a receivable from the Trusts of $758,000 at December 31, 1995. See discussion under ``The Sale of Assets'' for application of proceeds of sale.

   The Company has notes payable to the Trusts in the face amount of $5,925,000, with interest at 7%, collateralized by the Common Stock of six subsidiaries of the Company. Principal payments were due in two equal installments on December 27, 1990 and 1991. The Company was unable to make these principal payments to the Trusts, putting the Company in default. In 1993, the Company made a principal payment of $100,000. The Trusts have not called the notes and orally have granted an indefinite extension. The entire balance is classified as current at December 31, 1995 and 1994. During each of the years 1986 through 1989, the Company paid one-half the interest due to the Trusts during the year and gave a promissory note for the remainder totalling $208,000 per year. The total principal of these notes is $830,000 (the ``Interest Notes''), and they were due on December 27, 1991. No interest has been paid on the Interest Notes. Interest expense on all these notes was $498,000 in each of 1995 and 1994. See the discussion under ``The Sale of Assets'' for application of proceeds of the Sale with respect to this debt.

   In March, 1996, the Company acknowledged its obligations under the $5,925,000 and the Interest Notes. The Trusts have agreed to forgive $500,000 of interest due on the Interest Notes if the Sale is consummated. In connection with the Sale, assuming a June 30, 1996 closing, the Company will pay to the Trusts $4,046,000, and rearrange the remaining balance of $3,000,000 into a new, term note. The new note will bear interest at 10% per annum, with principal payable monthly based upon a 60-month amortization schedule for a 36-month period, with any remaining principal and interest due on the 37th month. Such new note will be guaranteed by Hvide. If the Sale is not consummated, the notes remain in force and past-due. The Trusts have agreed to indemnify the officers and directors of the Company with respect to acknowledgment of the Interest Notes.

   During 1995, $1,900,000 of the Company's $2,500,000 in gross sales generated by its travel agency business was generated by sales to companies that may be deemed to be affiliates of Robert L. Moody.

SECTION 16 FILINGS DISCLOSURE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (``SEC'') initial reports of ownership and reports of changes in ownership of Class A Stock. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the Company's copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Ralph McIngvale did not file any required Section 16(a) reports.


                                  PROPOSAL III
                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Pannell Kerr Forster of Texas, P.C. to serve as independent auditors of the Company for the fiscal year ending December 31, 1996, subject to ratification of this appointment by the Stockholders of the Company. Management is not aware of direct or indirect financial interest or any other connections Pannell Kerr Forster of Texas, P.C. may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

   Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by Proxy at the Annual Meeting of Stockholders. If the stockholders should not ratify the appointment of Pannell Kerr Forster of Texas, P.C., the Board of Directors will reconsider the appointment.

   One or more representatives of the auditing firm of Pannell Kerr Forster of Texas, P.C. will be present at this year's Annual Meeting of Stockholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.


                       THE TRANSACTION OF OTHER BUSINESS

   As of the date of this Proxy Statement, the Board of Directors has no knowledge of any other business which will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the enclosed Proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.

                           PROPOSALS BY STOCKHOLDERS

   Stockholders who wish to present proposals at the 1997 annual meeting of stockholders and to have proposals described in the Company's proxy materials must submit their proposals to the Company not later than March 15, 1997.

INCORPORATION BY REFERENCE

   The description of the Company's Business and Properties, pages 4 though 7, the Company's Financial Statements, pages 10 through 23, Legal Proceedings, page 7, Market for the Company's Common Stock and Related Stockholder Matters, pages 7 and 8, Management's Discussion and Analysis of Financial Condition and Results of Operations, pages 8 and 9, and Changes in and Disagreements with Accountants on Accounting and Financial Disclosures, page 23, are incorporated by reference from the Company's Annual Report to Stockholders for the year ended December 31, 1995.

                                 By order of the Board of Directors,



                                 John W. Bissell, Chairman



Date:  May 6, 1996

THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY PERSON WHOSE PROXY IS SOLICITED, ON WRITTEN REQUEST FROM SUCH PERSON DELIVERED TO TRINIDAD SALINAS, 3305 AVENUE S, GALVESTON, TEXAS 77550, A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR 1995.

                                                                       EXHIBIT A


                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement made and entered into as of the 29th day of March, 1996 by and among Hvide Marine Incorporated, a Florida corporation, ("Purchaser"), Seal Fleet, Inc., a Nevada corporation, ("Seal Fleet"), Sealcraft Operators, Inc., a Texas corporation, Seal GP, Inc., a Delaware corporation, and South Corporation, a Delaware corporation (collectively, "Sellers"), and Thomas
M. Ferguson ("Transferee").

     Whereas, Sellers are the owners of the Assets described and defined below; and

     Whereas, Sellers desire to sell the Assets to Purchaser and Purchaser desires to purchase the Assets from Sellers on the terms hereinafter set forth.

     Now therefore, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

     1.    Sale and Assignment of Assets.  Sellers agree to sell, transfer and
           -----------------------------
assign to Purchaser, and Purchaser agrees to purchase and accept, the following property:

          (a) the vessels listed on Schedule 1(a) (the "Owned Vessels" or an "Owned Vessel"), together with the Owned Vessels' respective engines, tackle, winches, cordage, general outfit, electronic and navigation equipment, spares, stores and other appurtenances and appliances (whether aboard or not aboard);

          (b) to the extent transferable, the bareboat charters (the Bareboat Charters") under which Sellers operate the vessels listed on Schedule 1(b) (the "Chartered Vessels") (the Owned Vessels and the Chartered Vessels collectively being referred to as the "Vessels"); and

          (c) all of Sellers' inventory of spare or replacement parts, stores and other equipment, supplies or material designated for any of the Vessels (the "Inventory").

     Sellers further agree to assign to Purchaser those charters (whether bareboat, time or otherwise) and vessel service agreements between Sellers and their customers pursuant to which Sellers are operating the Vessels at the time of Closing (together with the Bareboat Charters, the "Assigned Contracts"). To the extent that any of the Assigned Contracts are by their terms not assignable, Sellers shall cooperate with Purchaser in obtaining the required consents to the assignment of such Assigned Contracts, or, if such consents cannot be obtained, assist Purchaser in securing a new contract for the continued services of the Vessel(s) covered thereby. Purchaser agrees to perform all of Sellers' obligations under the Assigned Contracts from and after Closing.

     The Owned Vessels, the Inventory, and the Assigned Contracts are hereinafter collectively referred to as the "Assets." Notwithstanding anything contained herein to the contrary, the Assets shall not include insurance on the Assets or commissions, or accounts receivable generated by the operation of the Vessels up to the Closing Date (as defined below), as the Closing Date may be extended pursuant to the terms of this Agreement.

     2.    Purchase Price.  Purchaser will purchase the Assets for the price of
           --------------
Six Million Three Hundred Thousand Dollars ($6,300,000) (the "Purchase Price"), payable as provided in Paragraph 4. The portion of the Purchase Price allocable to each of the Assets to be sold hereunder is set forth in the Disclosure Letter of even date herewith between Seal Fleet and Purchaser (the "Disclosure Letter").

     3.    Closing.  The closing of the sale of the Assets (the "Closing") shall
           -------
occur at the offices of Butler & Binion, L.L.P., 1000 Louisiana, Houston, Texas 77002 within 30 days of the Meeting, as hereinafter defined, but not later than August 15, 1996 (the "Closing Date"). The Closing Date may be extended from time to time by the mutual consent of the parties. In the event that the Closing does not occur on or before the Closing Date, as the Closing Date may have been extended pursuant to this paragraph, this Agreement shall automatically terminate, and thereafter neither party shall have any further liability to the other hereunder. If Closing does not occur by the Closing Date for any reason other than failure of Seal Fleet's shareholders to approve this transaction as required under Paragraph 11(b), a failure by Seal Fleet to satisfy or waive either of the conditions set forth in Paragraph 11(j), or a material breach by any of the Sellers of any provision of this Agreement, Purchaser shall pay to Seal Fleet the sum of $100,000 on the earlier of 30 days after the Meeting or August 15, 1996, which amount is intended to reimburse Seal Fleet for some of its costs and expenses in connection with this Agreement and the preparation of the Proxy Materials (as hereinafter defined) and is not intended as a penalty or liquidated damages; provided however, that so long as Seal Fleet shall submit this transaction to its shareholders, no breach of Paragraph 5, paragraphs (d) and/or (e) shall have occurred for purposes of this paragraph.

     4.    Payment of the Purchase Price.  The Purchase Price shall be paid by
           -----------------------------
Purchaser as follows: (a) $100,000 upon execution of this Agreement (the Deposit") and (b) $6,200,000 at Closing by wire transfer to an account designated by Sellers. The Purchase Price shall be disbursed as may be directed by Sellers and/or the holders of any mortgages, security interests, liens or other encumbrances against the Assets that are to be discharged and satisfied out of such cash portion. Sellers shall provide Purchaser with written wiring and disbursement instructions at least three business days prior to Closing. In the event the transactions contemplated by this Agreement are not consummated on or before the Closing Date, the Deposit shall not be refunded to Purchaser; provided, however, if such failure to consummate the transactions is due to the failure of Seal Fleet's shareholders to approve this transaction as required under Section 11(b), a failure by Seal Fleet to satisfy or waive either of the conditions set forth in Paragraph 11(j), or a material breach by any of the Sellers of any provision of this Agreement, the Deposit shall be refunded to Purchaser on August 15, 1996; provided however, that so long as Seal Fleet shall submit this transaction to its shareholders, no breach of Paragraph 5, paragraphs (d) and/or (e) shall have occurred for purposes of this paragraph.
If Closing has not occurred by the Closing Date for any other reason, Seal Fleet shall keep the Deposit.

     5.    Title; Warranties; Disclaimers.  Sellers jointly and severally
           ------------------------------
represent and warrant that they have, and will have as of the time of Closing, good and lawful title to the whole of the Assets respectively owned by each of them, and that such Assets will be sold pursuant to this Agreement free and clear of any mortgages, pledges, liens, privileges, security interests, encumbrances, attachments or to the best of Sellers' knowledge, other charges of any nature or kind whatsoever (collectively, "Liens"); provided, however, that inchoate liens available under maritime law and contractual obligations do not constitute Liens. Sellers further represent and warrant, jointly and severally that the Owned Vessels are not, and will not be at the time of Closing, subject to any charter or other agreement (with the exception of the Assigned Contracts that will be assigned to Purchaser pursuant to this Agreement) that permits any person to utilize the services of such Vessels, or any of them, the breach of which by Sellers could give rise to a Lien. All existing Liens, and any Liens accruing between the date of this Agreement and the time of Closing (with the exception of such of the Liens as Purchaser may expressly agree, at its sole option, to assume or to take subject to), shall be released on or before the Closing Date by fully executed satisfactions, releases, termination statements or other documents necessary to discharge such Liens of record and recordable with the United States Coast Guard, Recorder of Mortgages or other filing officer with whom such Liens have been recorded.

     Sellers further warrant that, as of the Closing Date, (a) any and all licenses or certificates under which the Owned Vessels are currently operated, or that are required by applicable law, vessel classification societies or the insurance underwriters for the Owned Vessels shall be valid and in full force and effect for the Owned Vessels to operate (as currently operated), including, without limitation, the Owned Vessels' Certificates of Documentation and Certificates of Inspection; and (b) that each of the Owned Vessels shall be, to the knowledge of Sellers, in the condition required by the issuing agency or society for such licenses or certificates to remain valid and in full force and effect, except if required to be reissued by applicable law or regulation upon conveyance of the Vessels.

     Purchaser hereby acknowledges that it has received and reviewed the Assigned Contracts. Sellers make no representations or warranties with respect to the Assigned Contracts.

     Except for the foregoing warranties, the sale of the Assets shall be made on an "as is, where is" basis, without any warranties whatsoever as to the fitness, condition, seaworthiness or suitability of the Assets for any particular purpose, and Purchaser hereby waives any and all other warranties including, but not limited to warranties regarding fitness for the purpose intended, and all implied warranties of condition, whether arising in tort, contract, redhibition or otherwise.

     6.   Representations, Warranties and Covenants of Sellers.  Sellers jointly
          ----------------------------------------------------
and severally represent, warrant and covenant as follows:

          (a)    Citizenship.  Sellers are each citizens of the United States
                 -----------
within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C.
(S) 802).

          (b)    Due Organization.  Sellers are corporations duly organized,
                 ----------------
validly existing and in good standing under the laws of their respective states of incorporation.

          (c)    Corporate Authority.  Each of the Sellers: (i) subject to the
                 -------------------
approval of their respective shareholders, has full corporate power and authority necessary to sell the Assets owned by it to be transferred pursuant to this Agreement, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any provisions of its Articles of Incorporation, By-Laws, Resolutions of Board of Directors or other governing corporate documents; (ii) has been duly authorized by its Board of Directors; (iii) has taken all corporate actions necessary for this Agreement to constitute its valid and binding obligation, enforceable in accordance with its terms, subject only to the approval of the shareholders of each Seller; except as limited by (aa) the rights of the United States under the Federal Tax Lien Act of 1966, as amended;
(bb) principles of equity, which may limit the availability of equitable remedies; and (cc) bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws.

          (d)   Proxy Statement.  Seal Fleet shall use its reasonable efforts to
                ---------------
prepare and file with the Securities and Exchange Commission (the "Commission") within four weeks of the date hereof a proxy statement (the "Proxy Statement") for a meeting (the "Meeting") of its shareholders to vote upon a resolution approving this Agreement and the transactions contemplated hereby. Except for the information supplied by Purchaser and Transferee, for which such parties are responsible and Sellers make no representations, Seal Fleet covenants that the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact concerning Seal Fleet, the Assets, or the transactions contemplated by this Agreement.

Prior to the filing of the Proxy Statement, Seal Fleet shall provide a draft thereof to Purchaser for its comments and thereafter shall promptly furnish Purchaser with copies of all correspondence with the Commission relating thereto. Seal Fleet and Purchaser shall consult with each other with respect to the Proxy Statement and each supplement or amendment thereto, and Seal Fleet shall afford Purchaser a reasonable opportunity to comment upon disclosure relating to Purchaser or its affiliates and shall ensure that such disclosure is reasonably satisfactory to Purchaser.

          (e)    Shareholder Approval.  Subject to all applicable laws and
                 --------------------
regulations, Seal Fleet shall promptly submit the transactions contemplated by this Agreement for the approval of its shareholders. Subject to its fiduciary duties, the Board of Directors of Seal Fleet has agreed to recommend to its shareholders approval of the transactions contemplated by this Agreement, and Seal Fleet shall use its reasonable efforts to obtain shareholder approval of such transactions.

          (f)    Registration Statement.  Sellers shall provide to Purchaser all
                 ----------------------
information reasonably requested by Purchaser necessary for its preparation of the Registration Statement, as hereinafter defined, and warrant that all such information shall be accurate and complete.

          (g)    Public Announcements.  Sellers and Purchaser shall consult with
                 --------------------
each other prior to the issuance by any party of any press release or any written statement with respect to this Agreement or the transactions contemplated hereby.

          (h)    Other Agreements.  Sellers' execution and delivery of this
                 ----------------
Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any loan agreement, mortgage, security agreement, indenture, or other contract, agreement or instrument to which any of the Sellers is a party, or by which they may otherwise be bound, other than any such agreements that will be terminated at or prior to Closing or as to which consent will be obtained.

          (i)    Violation of Orders.  Sellers' execution and delivery of this
                 -------------------
Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any order, arbitration award, judgment or decree, if any, to which any of the Sellers is a party or by which it may be bound.

          (j)    Pending Claims.  Except as set forth in the Disclosure Letter,
                 --------------
there are no claims, demands, actions, suits or proceedings at law, in admiralty or in equity, against any of the Sellers, against the Owned Vessels in rem, or against any of the remaining Assets to be transferred hereunder (including any counterclaim, any arbitration proceeding, or any administrative or other proceeding or investigation by or before any governmental agency), whether pending or, to Sellers' knowledge, threatened (collectively, the "Actions"), that could give rise to a Lien, attachment, seizure, forfeiture, or other encumbrance against any of the Assets, or which otherwise relate to, or materially affect, any of the Assets to be conveyed hereunder or any of the Sellers' ability to convey them. Except as set out in the Disclosure Letter, the Actions described in the Disclosure Letter are covered by insurance issued by the underwriters identified, and there has been no denial of coverage or reservations of rights by such underwriters with respect to such Actions except as noted in the Disclosure Letter.

          (k)    Governmental Approval. No registration with, or approval of,
                 ---------------------
any governmental agency or commission is necessary for the execution, delivery or performance by Sellers of the terms of this Agreement other than those that have been or will be duly made or obtained prior to Closing.

          (l)    Hazardous Materials.  Sellers have the Department of
                 -------------------
Transportation and Environmental Protection Agency permits described in the Disclosure Letter. Sellers make no representation or warranty with respect to the use, generation, transfer, storage, or disposal of any hazardous waste, toxic substance or related materials ("Hazardous Materials") or any friable asbestos or any substance containing asbestos ("Asbestos Substance") in, on, under, from or about the Assets, Purchaser agreeing to satisfy itself as to such matters. Seller agrees to notify Purchaser upon any release or threatened release of Hazardous Materials in, on, under or about any Vessel to be sold hereunder from the date hereof up to the time of Closing, and upon receiving notice of the initiation of any proceeding or inquiry with respect to such a release or threatened release by any governmental agency or other authority no matter when initiated. For the purposes of this representation and warranty, Hazardous Materials shall include substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. 9601, et seq., The Resource Conservation and Recovery Act, 42 U.S.C.A. 6901, et seq., The Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S)(S) 5101, et seq., and any regulation promulgated under the authority of such acts.

          (m)    Repayment of Indebtedness.  On or before the Closing Date,
                 -------------------------
Sellers shall (i) reduce their indebtedness to Three R Trusts ("Three R Trusts") and their affiliates to $3,000,000 plus any amounts owing for receivables and payables arising from the management of Three R Trusts' vessels and (ii) agree to the conversion of such $3,000,000 of indebtedness of Sellers to Three R Trusts and their affiliates in the amount of $3,000,000 to a term note ("Three R Trusts Note") having a principal amount of $3,000,000 and bearing interest at 10% per annum, with principal and interest payable monthly in arrears based upon a 60-month amortization schedule for a 36-month period, and with any remaining principal and interest due on the last day of the 37th month. Such term note shall on the Closing Date represent all indebtedness of Sellers to Three R Trusts or their affiliates except for accounts receivable and accounts payable with respect to management of the Three R Trusts vessels.

          (n)    Schedules. The Schedules attached to and made a part hereof and
                 ---------
the Disclosure Letter will be true and correct as of the date of Closing, except for changes in the ordinary course of business. The Disclosure Letter will be updated at Closing.

          (o)    Conduct of Business. Prior to the Closing Date, unless
                 -------------------
Purchaser shall have consented in writing thereto, Sellers: (i) shall conduct their operations, including operation and maintenance of the Vessels, according to their usual, regular and ordinary course, and (ii) shall not (aa) incur or obligate themselves to incur any capital expenditure in excess of $50,000, incur any long-term indebtedness in addition to that outstanding on the date hereof or any other indebtedness other than in the ordinary course of business; (bb) make any loans, advances or capital contributions to, or investments in, any other person, except a Seller, other than travel or other advances to employees consistent with past practice; or (cc) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person, except to endorse checks for collection or deposit in the ordinary course of business. Notwithstanding the foregoing, nothing in this paragraph shall prohibit Sellers from undertaking the transactions referenced in Paragraphs 6(m) and 10(m).

          (p)    Opinion.  Seal Fleet shall use its reasonable efforts to obtain
                 -------
the oral and written opinions referenced in 11(j). Seal Fleet shall notify Purchaser in writing on or before April 19, 1996 that Seal Fleet has either (i) obtained such oral opinion or (ii) terminated this Agreement due to failure to obtain such oral opinion. Failure by Seal Fleet to provide such notice shall cause the condition set forth in Paragraph 11(j) to be waived.

     7.    Representations, Warranties and Covenants of Purchaser.  Purchaser
           ------------------------------------------------------
represents, warrants and covenants as follows:

          (a)   Citizenship.  Purchaser is a citizen of the United States within
                -----------
the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. Sec.
802).

          (b)   Due Organization.  Purchaser is a corporation duly organized,
                ----------------
validly existing and in good standing under the laws of the State of Florida and is qualified to do business in the State of Texas.

          (c)   Authority.  Purchaser: (i) has all corporate power and authority
                ---------
necessary to purchase the Assets to be transferred pursuant to this Agreement and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby does not and will not conflict with any provisions of the Articles of Incorporation, By-Laws, Resolutions of Board of Directors or other governing corporate documents of Purchaser; (ii) has been duly authorized by its Board of Directors to execute this Agreement and to consummate the transactions contemplated hereby; and (iii) has taken all corporate action necessary for this Agreement to constitute its valid and binding obligation of Purchaser, enforceable in accordance with its terms.

          (d)   Registration Statement.  Purchaser intends to prepare and file
                ----------------------
with the Commission an amendment to its registration statement (the "Registration Statement") relating to the initial public offering of its securities the proceeds of which will be used, in part, to provide the financing referenced in Paragraph 15. Except for information supplied by Sellers, for which such parties are responsible and Purchaser makes no representation, Purchaser covenants that the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact concerning Purchaser or the transactions contemplated by this Agreement. Prior to filing the Registration Statement, Purchaser shall provide a draft thereof to Sellers for their comments and thereafter shall promptly furnish Sellers with copies of all correspondence with the Commission relating thereto. Purchaser shall afford Sellers a reasonable opportunity to comment upon disclosure relating to Sellers or their affiliates and shall ensure that such disclosure is reasonably satisfactory to Sellers. Sellers' receipt and review of drafts of the Registration Statement and correspondence with the Commission relating thereto shall not in any way relieve Purchaser of its obligations described above or its indemnification obligations set out herein. Sellers shall not be obligated to review or verify the accuracy or completeness of such Registration Statement or verify that such Registration Statement complies with any applicable laws, statutes, regulations, rulings, requirements or orders of any governmental entity.

          (e)   Proxy Statement.  Purchaser shall provide to Seal Fleet all
                ---------------
information requested by Seal Fleet necessary for its preparation of the Proxy Statement, and warrants that all such information shall be accurate and complete.

          (f)   Public Announcements.  Purchaser and Sellers shall consult with
                --------------------
each other prior to the issuance by any party of any press release or any written statement with respect to this Agreement or the transactions contemplated hereby.

          (g)   Other Agreements.  Purchaser's execution and delivery of this
                ----------------
Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any loan agreement, mortgage, security agreement, indenture, or other contract or agreement to which Purchaser is a party, or by which it may otherwise be bound, other than certain agreements with lenders whose approval is a condition precedent to Purchaser's obligation to purchase the Assets. Purchaser has agreed to purchase all of the Class B Common Stock of Seal Fleet from Three R Trusts and to sell those shares to Transferee or an entity controlled by him; Purchaser will not sell such shares to any other person or entity. In connection with the sale of such shares to Transferee, Purchaser shall cause Transferee to represent and warrant that he has no plans or arrangements that may result in a further change in control of Seal Fleet. Purchaser shall use its best efforts to cause Transferee to operate Seal Fleet and its subsidiaries as a going enterprise and business for the benefit of all of Seal Fleet's shareholders in accordance with the business plan attached hereto as Schedule 8(g), as refined pursuant to Paragraph 8(g).

          (h)   Violation of Orders.  Purchaser's execution and delivery of this
                -------------------
Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any order, arbitration award, judgment or decree, if any, to which Purchaser is a party, or by which it may be bound.

          (i)   Governmental Approval. No registration with, or approval of, any
                ---------------------
governmental agency or commission is necessary for the execution, delivery or performance of the terms of this Agreement other than those that have been or will be duly made or obtained prior to Closing.

          (j)   Solvency of Seal Fleet.  Purchaser does not intend to liquidate,
                ----------------------
or to permit Transferee to liquidate, Seal Fleet or any of its subsidiaries or place into, permit to be placed into, or permit to be entered into by Seal Fleet or any of its subsidiaries, any type of insolvency proceeding, including any type of liquidation, receivership, bankruptcy, reorganization, assignment for the benefit of creditors, or any other type of creditor, fraudulent transfer or insolvency proceeding or action under federal or state statutory or common laws.

     8.    Representations, Warranties and Covenants of Transferee. Transferee
           -------------------------------------------------------
hereby represents, warrants, and covenants as follows:

          (a)   Status.  Transferee is an individual residing in Palm Beach,
                ------
Florida and a citizen of the United States.

          (b)   Authority. Transferee: (i) has all requisite power and authority
                ---------
necessary to purchase the Seal Fleet Shares, as hereinafter defined, to execute and deliver this Agreement, and to consummate the transactions contemplated hereby; and (ii) this Agreement constitutes a valid and binding obligation of Transferee, enforceable in accordance with its terms.

          (c)   Proxy Statement.  Transferee shall provide to Seal Fleet all
                ---------------
information requested by Seal Fleet necessary for its preparation of the Proxy Statement, and warrants that all such information shall be accurate and complete.

          (d)   Other Agreements.  Transferee's execution and delivery of this
                ----------------
Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any loan agreement, mortgage, security agreement, indenture, or other contract or agreement to which Transferee is a party, or by which he may otherwise be bound, other than certain agreements with lenders whose approval is a condition precedent to Transferee's obligation to purchase the Class B Common Stock of Seal Fleet.

          (e)   Violation of Orders. Transferee's execution and delivery of this
                -------------------
Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any order, arbitration award, judgment or decree, if any, to which Transferee is a party, or by which he may be bound.

          (f)   Governmental Approval. No registration with, or approval of, any
                ---------------------
governmental agency or commission is necessary for the execution, delivery or performance by Transferee of the terms of this Agreement other than those that have been or will be duly made or obtained prior to Closing.

          (12)   Business Plan.  If the transactions provided for in this
                -------------
Agreement are consummated and Transferee becomes the owner of the Seal Fleet Shares (as hereinafter defined), Transferee will cause Seal

Fleet to undertake the Business Plan set out on Schedule 8(g). Transferee agrees to refine Schedule 8(g) on or before April 12, 1996. Any such refinement shall be subject to the approval of Seal Fleet in its sole discretion, which approval shall be given in writing no later than April 17, 1996. Transferee does not intend to liquidate Seal Fleet or any of its subsidiaries or place into, permit to be placed into, or permit to be entered into by Seal Fleet or any of its subsidiaries, any type of insolvency proceeding, including any type of liquidation, receivership, bankruptcy, reorganization, assignment for the benefit of creditors, or any other type of creditor, fraudulent transfer or insolvency proceeding or action under federal or state statutory or common laws.

     9.   Hart-Scott-Rodino Filing.  Sellers agree to provide to Three R Trusts
          ------------------------
information about Sellers necessary to file with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission a Notification and Report Form ("HSR Filing") in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Purchaser agrees to use reasonable efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein.

    10.   Conditions Precedent to Purchaser's Obligation.  Purchaser's
          ----------------------------------------------
obligation to purchase the Assets is expressly conditioned upon the occurrence of each of the following events:

          (a) the simultaneous closing of the purchase and sale of those vessels listed in Schedule 1(a) in accordance with the Asset Purchase Agreement between Purchaser, Three R Trusts, Ross Seal Partners, Ltd., Bengal Seal Partners, Ltd., Baffin Seal Partners, Ltd., and Baltic Seal Partners, Ltd. dated as of the date hereof (the "Three R Trusts Agreement");

          (b) the simultaneous closing of the sale of 20,000 shares of Seal Fleet Class A Common Stock and 50,000 shares of Seal Fleet Class B Common Stock owned by Three R Trusts (the "Seal Fleet Shares") to Transferee in accordance with that certain Stock Purchase Agreement between Purchaser and Transferee, dated as of the date hereof, a copy of which is attached to the Disclosure Letter;

          (c) approval of the transactions contemplated by this Agreement by Purchaser's lenders;

          (d) receipt by Purchaser from Sellers' independent public accountants of a certificate or letter to the effect that such accountants will audit at the expense of Purchaser financial statements of the Assets for the fiscal years 1992, 1993 and 1994 and consent to the inclusion or incorporation of their report on such audited financial statements in an initial or other public offering document, subject to such accountants' normal due diligence procedures with respect to consents;

          (e) if an HSR filing is made, compliance with the filing requirements under the HSR Act and expiration or termination of the applicable waiting period;

          (f) approval of this Agreement and the transactions contemplated hereby by the Seal Fleet shareholders as provided in Paragraph 11(b);

          (g)  satisfaction of the condition precedent described in Paragraph
15;

          (h) Sellers' representations and warranties being true and correct as of the Closing Date, as the Closing Date may be extended under the terms of this Agreement;

          (i) delivery by Sellers at Closing of those documents described in Paragraph 13;

          (j) timely receipt by Purchaser of any information requested pursuant to Paragraph 6(f);

          (k) Purchaser having had a reasonable opportunity to review and comment on the Proxy Statement as provided in Paragraph 6(d);

          (l) closing of the transactions contemplated by this Agreement by the Closing Date; and

          (m) Seal Fleet and Three R Trusts having entered into an agreement having the terms set forth in Schedule 10(m) hereto on or before the Closing Date.

     11.  Conditions Precedent to Sellers' Obligation.  Sellers' obligation to
          -------------------------------------------
sell the Assets is expressly conditioned upon the occurrence of each of the following events:

          (a) Purchaser's and Transferee's representations and warranties being true and correct as of the Closing Date, as the Closing Date may be extended under the terms of this Agreement;

          (b) approval of this Agreement, the transactions contemplated hereby, the change in control of Seal Fleet, and the change in Seal Fleet's business by the holders of a majority of the outstanding shares of Seal Fleet Class A Common Stock excluding those shares of Seal Fleet Class A Common Stock owned by Three R Trusts, and a majority of the shares of Seal Fleet Class B Common Stock:

          (c) if an HSR filing is made, compliance with the filing requirements under the HSR Act and expiration or termination of the applicable waiting period;

          (d) delivery by Purchaser at Closing of the documents described in Paragraph 13;

          (e) timely receipt by Sellers of the information requested pursuant to Paragraphs 7(e) and 8(c);

          (f) the results of an independent survey of the Assets not showing a value in excess of the Purchaser Price:

          (g) Sellers having had a reasonable opportunity to review and comment upon the Registration Statement pursuant to Paragraph 7(d);

          (h) closing of the transactions contemplated by this Agreement by the Closing Date;

          (i) payment and/or release of all indebtedness of Sellers to Three R Trusts in excess of $3,000,000, and conversion of $3,000,000 of debt to a note complying with Paragraph 6(m), and guaranteed by Purchaser pursuant to that certain Absolute Guaranty and Purchase Agreement that is an exhibit to the Three R Trusts Agreement ("the Guaranty");

          (j) receipt by Seal Fleet of an oral opinion from an investment banking firm acceptable to the board of directors of Seal Fleet in its discretion by April 19, 1996 and a written opinion confirming such oral opinion prior to mailing its Proxy Statement, provided that if such oral opinion has not been received by April 19, 1996, Sellers may terminate this Agreement by so notifying Purchaser in writing; and

          (k) receipt of Transferee's refined Schedule 8(g), approved by Sellers, on or before April 17, 1996.

     12.  Delivery.  On the Closing Date, Sellers shall deliver the Assets to
          --------
Purchaser or its nominee, which shall be a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. (S)
802), as follows:

          (a) the Owned Vessels (including all spares, stores and equipment aboard and appurtenant thereto) shall be delivered to Purchaser at a location or locations mutually agreeable to Sellers and Purchaser in federal waters outside the territorial limits of Louisiana or Texas. If any of the Owned Vessels is employed on the date of Closing, the place of delivery shall be at its work site, if outside of territorial waters, or at the point outside territorial waters nearest to its work site. If the delivery is at any place other than the location where a particular Owned Vessel may be employed at the time of Closing, Purchaser shall pay to Sellers all of Sellers' additional cost of crew, lube and fuel incidental to such delivery. Sellers shall prepare and deliver written instructions to the Master of each Owned Vessel, or such person as may be in control of such Owned Vessel, as may be necessary to deliver possession of each Owned Vessel to Purchaser.

          (b) any Inventory shall be delivered to Purchaser at Sellers' designated facilities on the date of Closing.

          (c) all documentation necessary to effect constructive delivery of the Assigned Contracts will be provided to Purchaser at Closing.

     13.  Execution of Instruments.  At Closing, the parties shall execute and
          ------------------------
deliver, or cause the execution and delivery of, any and all documents reasonably required in order to consummate the transactions described herein on terms and conditions reasonably satisfactory to Sellers and Purchaser, including the following:

          (a)  Sellers shall deliver to Purchaser at the Closing:

               (i) certified resolutions of the Boards of Directors and shareholders of each of the Sellers authorizing the transactions described in this Agreement;

              (ii) valid and sufficient Bills of Sale, in a form recordable with the United States Coast Guard, transferring title to the Owned Vessels to Purchaser and containing such warranties of title and disclaimers as set forth hereinabove, including the warranties and disclaimers contained in Paragraph 5, in the form attached as Schedule 13(a)(ii);

             (iii) instructions to the Master or other person in control of each Owned Vessel as may be necessary to deliver possession of the respective Owned Vessel to Purchaser;

              (iv)  Certificates of Documentation for each Owned Vessel;

               (v) satisfactions of any Liens against the Owned Vessels or other Assets sufficient to convey clear title to such Assets to Purchaser;

              (vi) Abstracts of Title, on form CG-1332, or the equivalent, for each of the Owned Vessels, issued by the United States Coast Guard within fifteen (15) days prior to Closing, showing each Owned Vessel to be free and clear of all recorded liens and encumbrances (other than those for which executed satisfactions or termination statements will be furnished at Closing);

              (vii) any and all U.S. Coast Guard documentation reasonably required in connection with the sale and purchase hereunder;

             (viii) valid and sufficient Bills of Sale conveying title to the Inventory to Purchaser, containing such warranties of title and disclaimers as set forth hereinabove, including the warranties and disclaimers contained in Paragraph 5, in the form attached as Schedule 13(a)(viii); and

               (ix) valid and sufficient assignments of the Assigned Contracts, containing the warranties and disclaimers set forth herein, subject to those limitations contained in Paragraph 1 of this Agreement.

     (b)    Purchaser shall deliver to Sellers at Closing:

                (i) resolutions of the Board of Directors of Purchaser authorizing the transactions described in this Agreement;

               (ii) evidence of wire transfers representing payment of the cash portion of the Purchase Price in conformity with the payment and disbursement instructions tendered to Purchaser by Sellers as provided for in Paragraph 4 of this Agreement;

              (iii) any and all U.S. Coast Guard documentation reasonably required of Purchaser in connection with the consummation of the sale and purchase hereunder; and

               (iv) an assumption of the obligations of Sellers under the Assigned Contracts.

     14.  Risk of Loss.  All risk of loss of the Assets prior to Closing shall
          ------------
be borne by Sellers, with Sellers retaining any and all insurance proceeds arising from such loss. All risk of loss of the Assets subsequent to the Closing shall be borne by Purchaser. In the event of a total loss or constructive total loss to any of the Owned Vessels prior to Closing, the Purchase Price shall be reduced by the amount of the insurance payment for such vessel. Should any Owned Vessel be damaged prior to the Closing, but not deemed a constructive total loss, Sellers shall convey the Owned Vessel to Purchaser in its damaged condition with a full and valid assignment to Purchaser of any and all insurance proceeds payable as the result of such damage under Sellers' existing insurance policies.

     15.  Financing.  In addition to the conditions precedent to the Purchaser's
          ---------
obligations set forth in Paragraph 10, Purchaser's obligation to purchase the Assets is further conditioned upon Purchaser's obtaining of financing of the purchase, under terms and conditions reasonably acceptable to Purchaser in its discretion. Purchaser shall use its best efforts to obtain such financing and to perform and cooperate fully with such procedures as may be required by underwriters, regulators, and/or lenders for such financing to be secured.

     16.  Brokers.  No agent, broker, person or firm acting on behalf of
          -------
Purchaser or Sellers or under their authority is or will be entitled to an advisory fee, brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement.

     17.  Expenses.  Sellers and Purchaser agree that, except as otherwise
          --------
provided herein, each shall bear and shall be solely responsible for all their own costs and expenses, including their attorneys' fees, incurred in connection with the transactions contemplated by this Agreement. Purchaser has agreed to pay for the vessel audit and any other reasonable accounting or auditing expenses for development of information for the Registration Statement.

     18.  Taxes.  Sellers jointly and severally represent and warrant that the
          -----
sale of the Assets will be an occasional sale for the purposes of Texas sales and use taxation, that they are engaged principally in the offshore service vessel industry, and that they are not now, nor have they been in the past, engaged in the business of the purchase and sale of vessels and related equipment. Any previous sales of vessels made by Sellers, or any of them, have been sales of depreciated, obsolete or surplus vessels or equipment as an incident of the business described above, and Sellers have never been assessed, nor required to remit, sales taxes in connection with any such sale.

     All 1996 ad valorem taxes with respect to the Assets shall be the responsibility of Purchaser.

     19.  Indemnity.  (a)  Sellers hereby agree jointly and severally to
          ---------
indemnify, defend and hold Purchaser, and its agents, attorneys, representatives, employees, officers, directors, shareholders, successors and assigns (collectively "Purchaser Parties" and individually a "Purchaser Party"), harmless of and from any and all claims, actions, demands, losses, liabilities, penalties, damages and expenses (including, but not limited to, all court costs and expenses, and reasonable attorneys' fees, whether incurred in the defense of such claims, suits, actions and demands or in enforcing this indemnification provision and whether or not a lawsuit is filed) (collectively "Costs") arising from or relating to (a) any breach of any representation, warranty, or covenant of Sellers herein, (b) any liens on the Owned Vessels asserted by any suppliers, towers, repairers, owners of cargo, or any other party or parties that is or may constitute a contract lien or lien for necessaries to the extent such liens accrue or arise for obligations incurred or necessaries procured prior to Closing, no matter when such liens are asserted, (c) any lien on the Owned Vessels related to any maritime tort occurring before Closing (including claims of passengers, cargo owners and other persons), but excluding any liens relating to any Hazardous Materials (as herein defined), and (d) violation of any federal or state securities law relating to the Proxy Statement (except for any violation due to the inaccuracy or incompleteness of information supplied by Purchaser or Transferee for use in the Proxy Statement) or the inaccuracy or incompleteness of information supplied by Sellers for use in the Registration Statement, all as more fully set out below. Purchaser agrees to indemnify, defend, and hold Sellers and their respective agents, attorneys, representatives, employees, officers, directors, shareholders, successors and assigns (collectively "Sellers' Parties" and individually "Sellers' Party"), harmless of and from any and all Costs arising from or relating to (a) any breach of any representation, warranty, or covenant of Purchaser herein, (b) violation of any federal or state securities law relating to the Registration Statement (except for any violation due to the inaccuracy or incompleteness of information supplied by Sellers for use in the Registration Statement) or the inaccuracy or incompleteness of information supplied by Purchaser for use in the Proxy Statement, all as more fully set out below, and (c) the Assigned Contracts after Closing. Transferee agrees to indemnify, defend, and hold Purchaser Parties and Sellers' Parties harmless of and from any and all Costs arising from or relating to (a) any breach of any representation, warranty, or covenant of Transferee herein, and (b) violation of any federal or state securities law relating to the Registration Statement or the Proxy Statement due to the inaccuracy or incompleteness of information supplied by Transferee for use in the Registration Statement or the Proxy Statement, all as more fully set out below.

          (b)(i) Sellers will indemnify and hold Purchaser Parties harmless against any and all Costs, including but not limited to, any and all expense incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever in connection with any investigation or inquiry of, or action or proceeding that may be brought against any Purchaser Party arising out of or based upon any untrue statements or alleged untrue statements of material fact or omissions of material fact necessary to make the statements made not misleading contained in (x) any information furnished by Sellers for inclusion in Purchaser's Registration Statement or Prospectus, or (y) any proxy materials of Sellers soliciting a vote in favor of the transactions described herein (the "Proxy Materials"); provided, however, that the foregoing indemnity
(i) shall not apply in respect of any statement or omission made in reliance upon and in conformity with written information furnished to Sellers by Purchaser or Transferee in connection with the Proxy Materials; or (ii) with respect to any Preliminary Prospectus if, at or prior to the sale of the shares covered by the Preliminary Prospectus, Sellers shall have informed Purchaser in writing of the untrue or incomplete statement furnished by Sellers to Purchaser, or (iii) if prior to the Meeting of shareholders of Seal Fleet, Seal Fleet shall have delivered to its shareholders amended Proxy Materials not containing the untrue or incomplete statement of material fact. If Purchaser shall notify Sellers of the incompleteness or inaccuracy of any information provided by Purchaser after the Proxy Materials have been sent to Seal Fleet's shareholders, Purchaser shall be responsible for all costs associated with any necessary amendment to the Proxy Materials and resoliciting the vote of the Seal Fleet shareholders.

          (b)(ii) Purchaser will indemnify and hold Sellers' Parties harmless against any and all Costs, including but not limited to, any and all expense incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever in connection with any investigation or inquiry of, or action or proceeding that may be brought against any Sellers' Party arising out of or based upon any untrue statements or alleged untrue statements of material fact or omissions of material fact necessary to make the statements made not misleading contained in (x) any information furnished by Purchaser for inclusion in Seal Fleet's Proxy Materials, or (y) any Preliminary Prospectus, Registration Statement or Prospectus of Purchaser, and any amendments thereto; provided, however, that the foregoing indemnity (i) shall not apply in respect of any statement or omission made in reliance upon and in conformity with written information furnished to Purchaser by Sellers in connection with such Preliminary Prospectus, Registration Statement or Prospectus, or (ii) with respect to any Proxy Materials if, prior to the Meeting, Purchaser shall have notified Sellers in writing of the untrue or incomplete statement furnished by Purchaser, or (iii) if Purchaser shall have delivered an amended Prospectus to each buyer of shares which does not contain any untrue statements of material fact or omissions necessary to make the statements made not misleading. If Sellers shall notify Purchaser of the inaccuracy or incompleteness of any information supplied by Sellers after a Registration Statement has been declared effective, Sellers shall be responsible for all costs associated with any necessary amendment to the Registration Statement.

          (b)(iii) Transferee will indemnify and hold Sellers' Parties harmless against any and all Costs, including but not limited to, any and all expense incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever in connection with any investigation or inquiry of, or action or proceeding that may be brought against any Sellers' Party arising out of or based upon any untrue statements or alleged untrue statements of material fact or omissions of material fact necessary to make the statements made not misleading contained in any information furnished by Transferee for inclusion in the Proxy Materials; provided, however, that the foregoing indemnity shall not apply if, prior to the Meeting of the shareholders of Seal Fleet, Transferee shall have notified Seal Fleet in writing of the untrue or incomplete statement furnished by Transferee. If Transferee notifies Seal Fleet of the inaccuracy or incompleteness of information supplied by him after Proxy Materials have been sent to shareholders, Transferee shall be responsible for all costs associated with any necessary amendment to the Proxy Materials and resoliciting a vote of shareholders.

          (c) If any action, inquiry, investigation, claim or proceeding is brought against any person in respect of which indemnity may be sought pursuant to this section, such person ("Indemnified Party") shall, promptly after formal notification of, or receipt of service of process for, such action, inquiry, investigation, claim or proceeding, notify in writing the party or parties against which indemnification is to be sought ("Indemnifying Party") of the institution of such action, inquiry, investigation, claim or proceeding, and the Indemnifying Party, upon the request of the Indemnified Party, shall have the right to and shall assume the defense of such action, inquiry, investigation, claim or proceeding, including the employment of counsel (reasonably satisfactory to such Indemnified Party) and payment of expenses. No indemnification provided for in this Paragraph 19 shall be available to any Indemnified Party for any matter as to which the Indemnified Party shall have failed to give such notice. Such Indemnified Party shall have the right to employ its own counsel, at its expense, unless the employment of such counsel at the cost of the Indemnifying Party is authorized in writing by the Indemnifying Party or such Indemnifying Party shall not have assumed the defense of such matter and employed counsel to have charge of the defense of such action, inquiry, investigation, claim or proceeding. The Indemnifying Party shall not be liable for any settlement of any action, inquiry, investigation, claim or proceeding effected without its written consent, nor shall the Indemnifying Party effect any settlement in respect of which any Indemnified Party is required to take any action or pay any damages, without the written consent of the Indemnified Party.

     20.  Employment of Sellers' Personnel.  At the Closing, Purchaser will
          --------------------------------
offer employment to the officers and crew members of the Vessels employed by Sellers on the Closing Date, as the Closing Date may be extended pursuant to this Agreement, provided that such persons qualify for hiring under Purchaser's customary terms and conditions of employment. All employees hired will be retained under compensation packages commensurate with the compensation package in force for comparable personnel currently employed by Seabulk Offshore, Ltd. All personnel hired pursuant to this paragraph shall be hired as employees at will.

     21.  Non-Competition; Non-Disclosure.  Sellers jointly and severally
          -------------------------------
acknowledge that a material consideration and inducement for Purchaser to enter into this Agreement, and the transactions contemplated herein, is the assignment of the Assigned Contracts, and the agreement of Sellers not to compete with Purchaser in the operation of supply vessels, except for its own business support. Accordingly, Sellers agree that, for a period of two years following the Closing, Sellers shall not compete with Purchaser or any other, affiliate, subsidiary or parent of Purchaser in connection with the operation of supply vessels in the U.S. Gulf of Mexico. The term "compete" as used in this paragraph shall include not only direct competition by Sellers or any of them with Purchaser, but also the ownership, management, operation, or participation in the ownership, management, operation, or control by Sellers of any entity operating supply vessels for others in the U.S. Gulf of Mexico.

     In addition to the foregoing, for a period of two years after the Date of Closing, Sellers shall not disclose, without the written consent of Purchaser, any customer lists, financial information, vessel capability data, trade secrets, proprietary information or any other matters that could, in any manner, adversely affect the business of Purchaser, or its parent, subsidiaries or affiliates (the "Information"), unless: (1) such Information becomes known to the general public or to the marine industry; (2) Sellers are required to disclose such Information by law, subpoena or other legal process, or (3) such Information is not related to Sellers' business of operating supply vessels.

     Sellers acknowledge that any breach of the obligations stated in this Paragraph may result in damages to Purchaser that are not reasonably susceptible to quantification. Accordingly, in the event of the actual or threatened breach of any of the provisions of this paragraph by any of the Sellers, Purchaser shall be entitled to obtain a temporary restraining order, an injunction or other appropriate equitable relief restraining Sellers, or any of them, from continued violation of these provisions. Nothing in this Agreement shall be construed to prohibit Purchaser from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages therefor. The provisions of this Paragraph shall survive the Closing.

     22.  Reimbursement.  Seal Fleet agrees to reimburse Purchaser for any
          -------------
principal and/or interest due on the Three R Trusts Note and paid by Purchaser pursuant to the Guaranty because Seal Fleet did not make any payment due from it under the Three R Trusts Note.

     23.  Notices.  All notices given under any provision of this Agreement
          -------
shall be in writing and deemed to have been given, and duly given, when:

          (a) Served by: (i) facsimile or telex to be confirmed by certified, first class mail, (ii) personal delivery, (iii) mailed by certified, first class mail, return receipt requested, postage prepaid, or (iv) forwarded by Federal Express, Airborne Express, United Parcel Service or other established and reputable courier service; and

          (b) Properly addressed to the Sellers or the Buyer, as the case may be, as follows;

               (i)    In case of notice to Sellers:
                         c/o Seal Fleet, Inc.
                         3305 Avenue S
                         Galveston, Texas 77550
                         Attn: John Bissell
                         Fax: (409) 763-8892

                         With a copy to:
                         Butler & Binion, L.L.P.
                         1000 Louisiana
                         Houston, Texas 77002
                         Attn: Gail J. McDonald, Esq.
                         Fax: (713) 237-3202

               (ii)   In case of notice to Purchaser:
                         Hvide Marine Incorporated
                         2200 Eller Drive
                         Ft. Lauderdale, FL 33316
                         Attn: Vice President-Legal and
                               General Counsel
                         Fax: (954) 527-1772

               (iii)  In case of notice to Transferee:
                         Thomas M. Ferguson
                         c/o First Stanford Corporation
                         125 Worth Avenue, Suite 318
                         Palm Beach, Florida 33480
                         Fax: (407) 635-7349

     24.  Severability.  If any provision of this Agreement is held to be
          ------------
invalid or unenforceable, in any respect, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, but, to the contrary, this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

     25.  Modification; Amendment.  This Agreement may only be modified or
          -----------------------
amended in writing by an instrument executed by each party hereto.

     26.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     27.  Assignment; Survival.  Purchaser may, in its discretion, assign all or
          --------------------
any portion of its rights hereunder to Seabulk Offshore Ltd. or any other affiliate of Purchaser. This Agreement may not be assigned by any of the Sellers except upon the prior written consent of Purchaser or its assignees. Upon any assignment of this Agreement by Purchaser or Seller, the assignee or successor shall be deemed the Purchaser or Seller, respectively, under this Agreement and shall be deemed to have assumed all of the obligations and to have made all of the representations and warranties of such entities set forth herein. All indemnities, warranties, remedies and obligations of Sellers in favor of Purchaser, or of Purchaser in favor of Sellers, shall survive any such assignment, the execution of this Agreement, and the Closing. Notwithstanding the foregoing, assignment by Purchaser shall not relieve Purchaser of its obligations to Sellers. Transferee may not assign any portion of his rights hereunder.

     28.  Governing Law Jurisdiction.  This Agreement shall be governed by the
          --------------------------
laws of the State of Texas, and, when applicable, the general maritime law of the United States. Purchaser, Sellers and Transferee irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas, Galveston Division, or, if jurisdiction is found lacking in such court, then the court of general jurisdiction of the State of Texas, Galveston County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser, Sellers and Transferee agree to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of Texas, Galveston Division, or if the jurisdiction is found lacking in such court, the court of general jurisdiction of the State of Texas, Galveston County. Purchaser, Sellers and Transferee irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court of the Southern District of Texas, Galveston Division or if jurisdiction is found lacking in such court, then the court of general jurisdiction of the State of Texas, Galveston County, and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     29.  Incorporation; Entire Agreement.  This Agreement includes any and all
          -------------------------------
Schedules annexed hereto, all of which are incorporated herein by this reference. This Agreement constitutes the entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof.

                             In Witness Whereof, the parties have executed this
                              Agreement on the date first hereinabove written.

                             Sellers:

                             Seal Fleet, Inc.


                             By:   /s/ John W. Bissell
                                ------------------------------------
                                       John Bissell, President


                             Sealcraft Operators, Inc.


                             By:   /s/ John W. Bissell
                                ------------------------------------
                                       John Bissell, President


                             Seal GP, Inc.


                             By:   /s/ John W. Bissell
                                ------------------------------------
                                       John Bissell, President


                             South Corporation


                             By:   /s/ John W. Bissell
                                ------------------------------------
                                       John Bissell, President


                             Purchaser:

                             Hvide Marine Incorporated


                             By:  /s/ Gene Douglas
                                ------------------------------------
                                      Name:   Gene Douglas
                                      Title:  Vice President



                             /s/ Thomas M. Ferguson
                             ---------------------------------------
                             Thomas M. Ferguson

                                                                       EXHIBIT B



                                 April 25, 1996



Seal Fleet, Inc.
P. O. Box 1168
Galveston, Texas  77553

Attention:  Board of Directors


Ladies and Gentlemen:

     You have advised Rauscher Pierce Refsnes, Inc. ("RPR") that Hvide Marine Incorporated, a Florida corporation ("Hvide") has proposed to acquire certain supply boats and other assets of Seal Fleet, Inc., a Nevada corporation, ("Seal Fleet") at a price of not less than $6.3 million in cash plus the guaranty by Hvide of Seal Fleet's $3.0 million Modified Note due to Three R Trusts. The transaction also involves certain debt forgiveness under a related agreement between Hvide and five affiliated partnerships. You have requested that RPR issue an opinion ("Opinion") as to the fairness to the Class A public common stockholders of Seal Fleet of the financial terms of the proposed transaction as set forth in two Asset Purchase Agreements dated March 29, 1996.

     RPR, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In arriving at our opinion, we have, among other things:

     1. Reviewed an "Asset Purchase Agreement" dated March 29, 1996 between Seal Fleet and Hvide Marine;

     2. Reviewed an "Asset Purchase Agreement" dated March 29, 1996 among Hvide Marine and five affiliated partnerships: Ross Seal Partners, Bengal Seal Partners, Indian Seal Partners, Baftin Seal Partners and Baltic Seal Partners;

     3. Reviewed Seal Fleet's Form 10-K for the years ended December 31, 1995 and December 31, 1994;

     4. Reviewed Seal Fleet's Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995 and 1994;

     5. Reviewed J. F. Moore, Inc. valuation survey for M/V China Seal and M/V Pegasus Seal marine vessels dated March 29, 1996 and prepared as of March 27, 1996 and March 23, 1996;

Seal Fleet, Inc.
April 25, 1996
Page 2


     6. Reviewed Dufour, Laskay & Associates, Inc. valuation survey for M/V China Seal, M/V Hawke Seal and M/V Pegasus Seal dated April 17, 1996;

     7. Reviewed a Seal Fleet statement of assets to be sold and statement of vessel operations for the period January 1, 1995 through September 30, 1995 and the years ended December 31, 1994, December 31, 1993 and December 31, 1992 (a document prepared near April 12, 1996 which was marked "tentative and preliminary");

     8. Reviewed a Seal Fleet estimate prepared on April 16, 1996 of pro forma "post-closing" balance sheet values for Seal Fleet after the proposed transaction;

     9. Reviewed Seal Fleet's 1996 revenue and operating cost budgets prepared in December, 1995;

    10. Reviewed Seal Fleet's master time charter agreement for M/V China Seal and M/V Hawke Seal;

    11. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances; and

    12. Discussed with management of Seal Fleet the outlook for future operating results, the assets and liabilities of the Company, material in the foregoing documents, and other matters we considered relevant to our inquiry.

     In our review and in arriving at our opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects, and
(ii) not made an independent evaluation or appraisal of specific assets of Seal Fleet. Our opinion is provided solely for your benefit in connection with the proposed transaction, according to the terms of our engagement letter dated April 9, 1996.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the proposed transaction is fair to the Class A public common stockholders of Seal Fleet from a financial point of view.


                                         RAUSCHER PIERCE REFSNES, INC.


                                         By:  /s/ Clyde Buck
                                            ----------------------------------
                                            G. Clyde Buck
                                            Managing Director

                       SEAL FLEET, INC. AND SUBSIDIARIES

                             INDEX TO ANNUAL REPORT



                                                   Page

Message from the Chairman                             2

General Business Development                          3

Operational Business of the Company                   3

Market for the Company's Common Stock                 7

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                                       8

Report of Independent Auditors                       11

Consolidated Balance Sheets for
  December 31, 1995 and 1994                         12

Consolidated Statements of Operations for
  Years ended December 31, 1995 and 1994             14

Consolidated Statements of Shareholders' Equity
  for Years ended December 31, 1995 and 1994         15

Consolidated Statements of Cash Flows for
  Years ended December 31, 1995 and 1994             16

Notes to Consolidated Financial Statements           17

Changes in and Disagreements with Accountants
  on Accounting and Financial Disclosure             25

Officers and Directors                               26

Other Corporate Information                          26


MESSAGE FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Drilling activity in the Gulf of Mexico improved in the latter part of 1995 as the major companies increased their search for crude oil and natural gas in deep water. Significant sub-salt discoveries and advanced technology such as three-dimensional seismic are helping to reduce the risks in finding and developing these prospects. The development and improvement of four dimensional seismic techniques indicate future expansion of fields that were previously thought to be defined. Drilling for natural gas continued to increase as prices remained higher than the previous year, and at the present time rig utilization is at its highest in eleven years. Drill support vessel utilization usually parallels rig utilization, and high utilization means higher day rates for both rigs and vessels.

Although the health of our industry seems to be improving, the continuing mergers of drilling companies, geophysical companies and support vessel companies make it more difficult for small companies to compete. For many years the deep water geophysical industry utilized most of the Company's vessels, but as that industry consolidated, the trend toward huge vessels capable of towing up to twelve cables replaced the offshore supply vessels that had been converted for geophysical use. At present the Company operates only one deep water seismic vessel and three ocean bottom cable seismic support vessels that operate in coastal waters.

Utilization of vessels owned and or operated by the Company was high throughout 1995, and the increase in charter rates during the last quarter had a significant impact on the Company's operating results even though it fell short of profitability. Rates continue to improve in 1996, but the small number of Company-owned vessels make profitability difficult. Two recent mergers involving four of the largest marine companies in the world will make it even more difficult for small operators with limited equipment to be profitable as the trend toward "Partnering Agreements" or "Exclusive Use Agreements" between large service companies and oil and gas companies increase.

Considering all these factors in conjunction with the Company's negative net worth and debt in default, the board of directors decided that it would be in the best interest of the shareholders for the Company to sell its marine assets at a time when offshore activity levels make it possible to obtain good prices for equipment.

 If the sale is approved by the shareholders and consummated, the Company's debt will be substantially reduced and the nature of the Company's business will be changed as described in the accompanying Proxy Statement.

                                       Sincerely,


                                       John W. Bissell
                                       Chairman, President & CEO

GENERAL BUSINESS DEVELOPMENT

Seal Fleet, Inc. ("Seal Fleet" or "the Company") is a corporation organized in November 1969 under the laws of the State of Nevada. All its business is carried on through subsidiaries. As used in this report, the terms "Seal Fleet" and "the Company" refer to Seal Fleet, Inc. and its subsidiaries unless the context indicates otherwise.

Prior to 1977, Seal Fleet's primary business was life insurance and the Company operated under the name of First National Corporation. In 1977, the Company purchased an offshore service boat company. In 1979, the Company went through a quasi-reorganization where it sold its insurance business, had a simultaneous reverse and forward stock split, and amended its Articles of Incorporation to change its name from First National Corporation to Seal Fleet, Inc. to better describe the nature of its business.

During the year ended December 31, 1995, the Company was not involved in any bankruptcy, receivership or similar proceedings, the disposition of any material subsidiary or any acquisition or disposition of any material amount of assets other than in the ordinary course of business. During such year, there were no material changes in the method in which the Company conducts its business.


OPERATIONAL BUSINESS OF THE COMPANY

Principal Products and Services.   The primary business of the Company is the
- -------------------------------
ownership and operation of offshore service ships. The Company's ships range in size from 176 to 250 feet in length and are capable of carrying drill pipe, drilling mud and other equipment and supplies to offshore drilling rigs and other locations. Some of the ships are modified for seismic operations which allows customers to gather geophysical data to assist them in evaluating areas of geological interest. Secondly, the Company owns and operates a travel agency through which it provides travel services for the Company's crew members, related parties and the general public.

Sealcraft Operators, Inc. ("Sealcraft").  Sealcraft is a wholly-owned subsidiary
- ---------------------------------------
of the Company. Sealcraft manages the Company's fleet of ten vessels. Eight ships are operated under management agreements, and two are under bare-boat charters. The ten ships are owned as follows: three ships are owned by subsidiaries of the Company, five ships by individual limited partnerships of which Three R Trusts is the general partner, one ship by National Boat Corporation, and one ship by Hornbeck Offshore Services, Inc. (Robert Moody is settlor of Three R Trusts.)

Sealcraft-operated ships are chartered principally to oil and geophysical companies. The terms of each charter are determined through negotiation and therefore vary. Under a typical charter, Sealcraft provides a designated ship with a specified crew for the term of the charter. Sealcraft agrees to maintain the ship, pay wages and other operating expenses and, in general, to be responsible for the operation of the ship. The charter specifies in detail the rights and duties of the parties. Some charters and operating agreements are cancelable upon relatively short notice.

Sealcraft-operated ships are hired primarily by United States customers for use
throughout the world.   At the present time, one ship is working in foreign
waters. The ships are chartered to, or operated for, United States companies, and all payments under their charters are made in United States dollars.

If the Company charters ships to foreign customers, and to the extent that current charters call for use in foreign waters, the Company is or would be subject to the laws and regulations of foreign nations as well as those of the United States.

Seal Marine Management Company ("SMMCO").  SMMCO is a wholly-owned subsidiary of
- ----------------------------------------
the Company and manages a vessel brokerage business. SMMCO acts as broker for vessels owned by unrelated companies. SMMCO's sales force has a knowledge of the industry jobs available as well as the equipment available. For a fee, SMMCO brings together a company who has a job but needs equipment and a company who has equipment but needs a job. The Company brokered over 100 different vessels in 1995 and is expected to do as well in 1996.

Caribe Company ("Caribe").  Caribe is a wholly-owned subsidiary of the Company
- -------------------------
and operates a travel agency which began business in February 1990. The travel agency provides travel arrangements for Sealcraft's crew members during the crew
changes of the ships.   The agency also provides travel services for other
related parties and for the general public.

South Corporation ("South").  South is a wholly-owned subsidiary of the Company.
- ---------------------------
South owns one vessel which is operated by Sealcraft.

Seal (GP), Inc. ("GP").  GP is a wholly-owned subsidiary of the Company.  GP
- ----------------------
owns two vessels which are operated by Sealcraft.

Significant Customers.  Seal Fleet's ships are hired principally by oil and gas
- ---------------------
producers and independent seismic exploration concerns. Western Geophysical Company accounted for approximately 35% of the total charter revenues for 1995 while Oryx Energy and Kilgore Offshore accounted for 17% and 10%, respectively.

The loss of these major customers could have a material adverse effect on the Company. The Company believes that its relationship with its major customers is good. Further demand from the Company's customers will depend upon future activities, as to which the Company can give no assurance.


Competitive Conditions.  The Company competes with numerous other owners and
- ----------------------
operators of offshore service vessels in its operating areas which include the Gulf of Mexico and various foreign waters. In addition, since vessels can be easily moved from one geographic area to another, additional competition could come from operators not now active in the Gulf of Mexico or other areas in which the Company operates. Some of these competitors own many more vessels and have much greater financial resources than the Company.

The Company believes that its largest competitor in the industry is Tidewater, Inc. which is publicly owned. Other larger competing concerns are privately owned or are subsidiaries of other corporations. Therefore, the Company cannot accurately estimate its competitive position in its industry, although it considers itself to be only a minor factor in its market. Furthermore, some potential customers own and maintain offshore service and geophysical ships.

Competition in the offshore service ship industry involves such factors as availability of vessels of the type needed by a customer, experience and reputation of the operator and its crews, quality and availability of equipment, price and charter terms. Charters are sometimes obtained in competitive bidding, but with established customers they are typically obtained through negotiation.

Governmental Regulations.  Many aspects of the offshore service ship business
- ------------------------
are subject to direct governmental regulation. Seal Fleet is subject to the jurisdiction of the United States Coast Guard, the National Transportation Safety Board and the United States Customs Service, as well as private industry
organizations such as the American Bureau of Shipping.   The Coast Guard and the
National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and to recommend improved safety standards. The United States Customs Service is authorized to inspect vessels at will. To the extent the Company's vessels operate in foreign waters, the Company is also subject to regulation by the foreign governments in whose waters it operates.

All of the ships operated by the Company are United States flag vessels, and their operation and maintenance are subject to federal statutes and regulations. They are regularly inspected by the United States Coast Guard and by the American Bureau of Shipping.

In addition to laws and regulations directly affecting the Company, the Company's business is also influenced by laws, regulations and policies which impact its customers and the oil and gas industry as a whole.

While management expects the operation of its ships to be subjected to increasingly stringent industry regulation and that such regulation will increase its costs of operation, management also believes that any such additional regulations will affect the Company's competitors in the same manner and therefore will not adversely impact the Company's relative position.

Although offshore service vessels are used in almost every phase of offshore oil and gas exploration, development and production, demand for them is significantly impacted by the level of drilling activity. The level of drilling activity in turn is affected by a number of complex factors, principally the net after-tax prices received or expected to be received for oil and gas. At least some oil and gas prices are, and probably will continue to be, controlled or affected directly, or indirectly, by federal and state regulations. However, they are also affected by a variety of other factors outside the control of the Company and its customers, including the cost and availability of imported oil, the effect of economic conditions on demand for oil and gas, and the cost and availability of alternative energy sources. The Company can give no assurance whatsoever as to future prices of oil or gas.

Environmental Disclosure.  During the past several years a number of federal,
- ------------------------
state and local laws relating to environmental quality control have been enacted, and some of these directly affect the Company. The Oil Pollution Act of 1990 imposes responsibility for cleanup of any spill on the owner of the product spilled. It also imposes liability for the cost of cleanup and damages to marine facilities on the party that caused the spill. Regulations promulgated by the United States Coast Guard pursuant to these laws, dealing with matters such as taking on and discharging of fuel, have generally increased
the cost of operating vessels.   It is possible that even more stringent laws or
regulations will be imposed in the future.

LEGAL PROCEEDINGS

The Company is involved only in litigation which it deems to be in the ordinary course of business and immaterial in relation to its assets or business. No legal proceedings against the Company were terminated during the fourth quarter of 1995.


MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information.  There is no public market for the class B common stock, all
- ------------------
of which is owned by the Three R Trusts.

The class A common stock (2,432,248 shares outstanding, including 447,621 shares held in treasury, as of February 21, 1996) is publicly traded in the over-the-counter market and through November 1987, was listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") under the symbol SEALA.
In November 1987,

NASDAQ dropped the listing because the Company no longer maintained the required equity level. Subsequent to November 1987, the stock has been listed on the National Daily Quotation Service ("Pink Sheets"). The following table provides information regarding the prices for class A common stock during the periods indicated.


                       1995          1994
                  ------------  ------------
                  HIGH    LOW   HIGH    LOW

First Quarter      $.50  $ .37   $.88  $ .63
Second Quarter      .50    .25    .94    .65
Third Quarter       .50    .25    .75    .50
Fourth Quarter      .37    .19    .75    .50

Holders.  The number of stockholders of record as of February 21, 1996, were
- -------
5,113 for class A common stock and four for class B common stock.

Dividends.  The Company's current borrowing agreements prohibit the payment of
- ---------
cash dividends on common shares and the Company has never declared or paid cash dividends. The Company has never had any redeemable preferred stock.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General.  The Company incurred a loss in 1995.  Revenue decreased by 8% as
- -------
compared to 1994. Although drilling activity in the Gulf of Mexico increased in the latter part of 1995, a soft market throughout most of the year demanded lower day rates for the service ships. There was also a substantial decrease in commissions in the brokerage business.

Financial Condition.  Seal  Fleet  satisfies  its  short-term working capital
- -------------------
needs with funds generated from operations. Capital expenditures have been kept at a minimum for the past several years and there are no capital expenditures scheduled for 1996.

The Company's current operations are as follows: two non-owned vessels are under bare-boat charter, five vessels which belong to a related party are under management agreements, and three vessels are company-owned. Management continues with its plan to enter into more contracts but it cannot ensure that it will acquire additional contracts or that it will keep the ones now in existence beyond the current contract terms.

During 1990 a bank note was paid with funds borrowed from National Western Life
Insurance Company,  ("NWLIC"), a related party.   NWLIC required the restriction
of certain assets and certain transactions. First preferred ship mortgages on the Company's three ships with a net book value of $2,593,000 at December 31, 1995, spare parts inventories and accounts receivable pertaining to the three ships serve as collateral for the note. In addition, the Company is obligated to pay fifty percent of cash flow generated by two of the ships and such obligation is dependent upon the assets attaining certain levels of cash flows. The note agreement also requires the Company to maintain an interest bearing segregated Cash Reserve Account for repairs and maintenance of two ships and restricts the Company from declaring or paying any dividend other than dividends payable in stock.

In 1992, the Company renegotiated the terms of the note with NWLIC. Two percentage points of interest have been deferred until maturity and 10% is payable monthly for the term of the note. The Company paid NWLIC $367,000 in principal and $277,000 in interest in 1995, and $332,000 in principal and $278,000 in interest in 1994 on this note.

In early 1990, a wholly-owned subsidiary started a travel agency to provide travel arrangements for the crew personnel on the ships. Travel services are
also provided for other related parties and for the general public.   The travel
agency reported net losses of $63,000 and $18,000 in 1995 and 1994, respectively. Certain airlines have capped the amount of commission they are willing to pay on certain flights. This has had an adverse effect on the earnings of the travel agency.

Results of Operations.  The Company incurred a net loss of $116,000 for 1995.
- ---------------------
Net sales decreased for the year ended December 31, 1995 by over 8% as compared to December 31, 1994. A soft market in the industry throughout most of 1995 demanding reduced day rates was the major cause for the decrease in revenues. Although drilling activity in the Gulf of Mexico increased in the latter part of 1995 causing increased day rates and increased utilization, it came too late in the season to effect favorable results for year-end. Because of the soft market there was also a substantial decrease in brokerage commissions earned.

Total costs and expenses increased by less than 1% over the previous year. Direct operating costs increased by approximately 9% due to general repairs. Drydock amortization remained relatively unchanged. Drydock amortization expense, whether an increase or a decrease, always reflects prior year expenditures which were deferred and amortized over a period of 18 months to 4 years, depending on the expected time of benefit of these major repairs. Combined selling, general and administrative expense, on the other hand, decreased by approximately 9% as compared to the previous year. The decrease is due to reduced commission expense in the travel agency and in the brokerage business.

Report of Independent Auditors

Shareholders and Board of Directors
Seal Fleet, Inc.

We have audited the consolidated balance sheets of Seal Fleet, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seal Fleet, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Seal Fleet, Inc. will continue as a going concern. As more fully described in Note A, the Company has historically incurred operating losses and has a working capital deficiency at December 31, 1995. In addition, the Company is currently in default on a substantial note payable to a related party. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of Seal Fleet, Inc. to continue as a going concern.

PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
February 21, 1996

SEAL FLEET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)



                                              December 31
                                             1995     1994
                                            -------  -------
ASSETS

CURRENT ASSETS

  Cash includes $96 and $58 of time
    deposits in 1995 and 1994--Note C       $ 1,055  $   561
  Notes and accounts receivable:
    Trade (net of allowance for doubt-
      accounts of $70 and $64 in 1995
      and 1994)--Note F                       4,694    5,483
    Related party--Note D                       758    1,771
    Other                                       133       84
  Materials and supplies                         66      113
  Deferred drydocking costs--current            294      243
  Prepaid expenses                              112       31
                                            -------  -------

TOTAL CURRENT ASSETS                          7,112    8,286


PROPERTY AND EQUIPMENT

  Ships                                       9,922    9,922
  Furniture and equipment                       223      214
  Leasehold improvements                        124      120
                                            -------  -------
                                             10,269   10,256
  Less accumulated depreciation               7,533    7,016
                                            -------  -------
  Property and equipment--net                 2,736    3,240


OTHER ASSETS

  Deferred drydocking costs--non current        356       83
  Assets held for resale--Note B                154      154
  Other assets                                   36       42
                                            -------  -------
                                            $10,394  $11,805
                                            =======  =======



See notes to consolidated financial statements.

SEAL FLEET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

                                                      December 31
                                                   1995         1994
                                                 -------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

  Notes payable to related party--Note D         $ 6,655   $ 6,655
  Current portion of long-term debt--Note C          905       367
  Trade accounts payable and accrued expenses      3,815     4,848
  Accrued interest payable to related party          877       772
                                                 -------   -------

TOTAL CURRENT LIABILITIES                         12,252    12,642

LONG-TERM DEBT, LESS CURRENT PORTION--
  NOTES C AND D:
    To related party                               1,763     2,668
                                                 -------   -------

TOTAL LIABILITIES                                 14,015    15,310

CONTINGENCIES--NOTE A

SHAREHOLDERS' EQUITY--NOTES C AND D

  Class A common stock, $.10 par value;
    3,700,000 shares authorized;
    2,432,248 shares issued                          243       243
  Class B common stock, $.10 par value;
    50,000 shares authorized, issued
    and outstanding                                    5         5
  Additional paid-in capital                       4,456     4,456
  Retained deficit                                (8,195)   (8,079)
  Less 447,621 shares of Class A common
    stock held in treasury, at cost                 (130)     (130)
                                                 -------   -------
                                                  (3,621)   (3,505)
                                                 -------   -------
                                               $10,394     $11,805
                                               =======     =======


See notes to consolidated financial statements.

SEAL FLEET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share amounts)

                                                Year Ended December 31
                                                   1995         1994
                                                ----------------------
REVENUES

Charter revenue--Note D and F               $    5,949   $    6,443
Operating fees                                     324          332
Crewing fees                                        28           63
Travel agency commissions                          242          295
                                            ----------   ----------

                                                 6,543        7,133
COSTS AND EXPENSES

Direct operating costs--Notes D and G            2,890        2,650
Selling, general and
  administrative expenses--Note D                1,806        2,020
Selling, general and administrative
  expenses for travel agency                       301          307
Drydock amortization                               336          349
Depreciation and amortization                      547          543
                                            ----------   ----------
                                                 5,880        5,869
                                            ----------   ----------

INCOME FROM OPERATIONS                             663        1,264

OTHER INCOME (EXPENSE)

  Interest income                                   22           23
  Interest expense                                (789)        (852)
  Other                                            (12)          62
                                            ----------   ----------
                                                  (779)        (767)
                                            ----------   ----------

NET INCOME (LOSS) BEFORE PROVISION
  FOR FEDERAL INCOME TAX                          (116)         497
Provision for federal income tax--Note E                         19
                                                         ----------

NET INCOME (LOSS)                           $     (116)  $      478
                                            ==========   ==========

NET INCOME (LOSS) PER COMMON SHARE               $(.06)        $.23
                                            ==========   ==========

WEIGHTED AVERAGE SHARES OUTSTANDING          2,034,627    2,034,627
                                            ==========   ==========


See notes to consolidated financial statements.

     SEAL FLEET, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     (Dollars in thousands)





                         Common stock
                       ---------------- Additional
                                   Par   Paid-in  Retained Treasury
                        Shares    Value  Capital  Deficit   Stock    Total
                       ---------  -----  -------  --------  ------  --------

     Balance at
       Dec 31, 1993    2,482,248   $248   $4,456  $(8,557)  $(130)  $(3,983)
     Net income                                       478     478
                                                  -------   -----
     Balance at
       Dec 31, 1994   2,482,248   248     4,456     (8,079)    (130)   (3,505)
     Net loss                                         (116)              (116)
                      ---------  ----    ------    -------    -----    ------


     Balance at
       Dec 31, 1995   2,482,248  $248    $4,456    $(8,195)   $(130)  $(3,621)
                      =========  ====    ======    =======    =====   =======


     See notes to consolidated financial statements.

SEAL FLEET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)


                                              Year Ended December 31
                                                   1995      1994
                                                -------   -------
OPERATING ACTIVITIES
Net income (loss)                               $  (116)  $   478
Adjustments to reconcile net income
 (loss) to net cash provided (required)
 by operating activities:
  Depreciation and amortization                     883       890
  Loss on disposition of assets                       2
  Changes in assets and liabilities:
   Trade accounts receivable                        789       339
   Accounts receivable from related party         1,023    (1,771)
   Other receivables                                (52)      (22)
   Materials and supplies                            47        29
   Prepaid expenses                                 (81)       (5)
   Trade accounts payable and accrued
     expenses                                    (1,033)      635
   Accounts payable to related party                       (1,037)
   Accrued interest payable to
    related party                                   105       166
                                                -------   -------

NET CASH PROVIDED (REQUIRED) BY OPERATING
 ACTIVITIES                                       1,567      (298)

INVESTING ACTIVITIES
 Decrease in notes receivable                         3         3
 Purchases of property and equipment               ( 58)      (32)
 Proceeds from sale of furniture & equipment         13         1
 Deferred drydocking additions                     (660)      (22)
 Increase in other assets                            (4)       (3)
                                                -------   -------
NET CASH REQUIRED BY INVESTING ACTIVITIES          (706)      (53)

FINANCING ACTIVITIES
 Decrease in long-term debt                        (367)     (332)
                                                -------   -------
NET CASH REQUIRED BY FINANCING ACTIVITIES          (367)     (332)
                                                -------   -------

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                   494      (683)

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR                                            561     1,244
                                                -------   -------

CASH AND CASH EQUIVALENTS AT END OF YEAR        $ 1,055   $   561
                                                =======   =======

INTEREST PAID TO RELATED PARTIES                $   685   $   686
                                                =======   =======

See notes to consolidated financial statements.

SEAL FLEET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1995



NOTE A.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by Seal Fleet, Inc. ("Seal Fleet" or "the Company") in the preparation of its consolidated financial statements.

Consolidation.   The accompanying financial statements include the accounts of
- -------------
Seal  Fleet,  Inc.  and  all  of  its  subsidiaries.   All  significant
intercompany accounts and transactions are eliminated in consolidation.

Statement of Cash Flows.   The Company considers  all highly liquid investments
- -----------------------
with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk.   Financial instruments which subject the Company
- ----------------------------
to concentrations of credit risk consist principally of cash and trade
receivables.   The cash in local banks exceeds the insured limit of $100,000 from time to time. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits.

The Company sells its services to U. S. Gulf Coast customers of different economic characteristics operating in the Gulf Coast area and in foreign waters. Accounts receivable are uncollateralized and are from geophysical companies,
major oil and gas and independent oil and gas companies.   The Company evaluates
each customer's financial
condition on a continual basis.

The carrying value of the Company's financial instruments approximates the fair value at December 31, 1995 and 1994.

Going Concern Status.   The accompanying financial statements have been prepared
- --------------------
on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $116,000 during 1995 and recognized net income of $478,000 during 1994. The Company has historically realized substantial losses. At December 31, 1995, the Company's total liabilities exceeded its total assets
by $3,621,000.   Further, the Company is currently in default on a significant portion of notes payable to a related party (see Note D).

These factors indicate that the Company may be unable to continue in its present form as a going concern. Realization of the net book value of the ships and related inventory, deferred drydocking costs, and equipment is dependent upon the Company's ability to satisfactorily increase revenues to a level which will generate sufficient operating income to recover the recorded costs of the assets or to make a satisfactory disposition of the assets. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, including the net book value of the ships and related equipment, or the amount and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management continues to pursue additional contracts to manage ships and to provide ship crews for other companies. There is no assurance, however, that any additional contracts will be obtained, that debts can be satisfactorily serviced, or that any other measures will be successfully undertaken to ensure the Company's continued existence as a going concern and the realization of book values of its assets.

Materials and Supplies.   Materials and supplies are stated at the lower of
- ----------------------
average cost or market.

Revenue Recognition.   Charter revenues and operating fees include gross amounts
- -------------------
earned from the charter of company-owned and leased boats. Direct operating costs and drydocking amortization directly relate to the cost of operating these boats. Also included in charter revenues are the commissions realized from the vessel brokerage business.

Crewing fees represent net amounts earned for crewing vessels owned by others. Expenses paid on behalf of the vessel owners in connection with such operations were $56,000 and $315,000 in 1995 and 1994, respectively.

Travel agency commissions represent approximately 9% of ticket sales. Of the total commissions earned, approximately 77% are from related parties. Commissions are recognized at the time of sale.

Drydocking Costs.   Drydocking costs are capitalized and amortized over the
- ----------------
period benefited, which is estimated to be from eighteen months to four years. These costs are expensed as incurred for federal income tax purposes.

Property and Equipment.   Property and equipment are stated at cost. For
- ----------------------
financial reporting purposes, the Company records depreciation and amortization expense on the straight-line method over the estimated useful lives of the related assets (ships and related equipment--18-25 years; leasehold improvements--6-25 years; furniture and equipment--3-8 years). For tax purposes, depreciation and amortization expense are computed using straight-line and accelerated methods. The cost and accumulated depreciation and amortization of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is reflected in operations.

Income Taxes.   The Company uses Statement of Financial Accounting Standards No.
- ------------
109 which requires the use of an asset and liability approach for financial accounting and reporting for income taxes.

Deferred income taxes are provided for differences in timing of reporting certain expenses for financial statement and tax purposes. Deferred tax liabilities result primarily from (1) the use of accelerated depreciation for tax reporting and straight-line depreciation for financial statement reporting, and (2) deferral of certain expenses for financial accounting purposes. Deferred tax assets relate to net operating loss carryforwards and tax credits remaining at December 31, 1995. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized (See Note E).

Net Income or Loss per Common Share.   Net income or loss per common share is
- -----------------------------------
based on the weighted average number of shares outstanding (2,034,627 in 1995 and 1994).

Leases.   Non-capitalized operating leases include those for office space and
- ------
automobiles.  See Note D and H, respectively.

Use of Estimates.   The preparation of financial statements in conformity with
- ----------------
generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.


NOTE B.  LAND

The Company owns a 516-acre tract of unimproved land in Brazoria County, Texas. It is recorded at its estimated fair market value of $154,000.

NOTE C.  LONG-TERM DEBT

Long-term debt consists of the following:


                                                     December 31
                                                    1995      1994
                                               (Dollars in thousands)
Note payable to related party                     $2,168    $2,535
Unsecured debentures payable
 to related party                                    500       500
                                                  ------    ------
                                                   2,668     3,035
Less current portion of long-term debt              (905)     (367)
                                                  ------    ------
                                                 $ 1,763   $ 2,668
                                                 =======   =======


Note payable to National Western Life Insurance Company ("NWLIC"), a related party, in the face amount of $3,450,000 was entered into in May 1990 with a maturity date of May 2000 and interest of 12%. The note is collateralized primarily by first preferred ship mortgages on the Company's three ships.

In January 1992, the Company renegotiated the terms of the NWLIC note which reduced the interest rate payable to 10% for the remaining term of the note, and the other 2% per annum is deferred until maturity. Future required principal payments by year are as follows:

                         1996        $ 905,000
                         1997          448,000
                         1998          495,000
                         1999          546,000
                         2000          274,000

Additionally, the Company may be obligated to pay fifty percent of cash flow generated by a portion of the collateralized assets when and if the assets attain certain levels of cash flows. The note agreement also requires the Company to maintain an interest bearing segregated cash reserve account for repairs and maintenance and restricts the Company from declaring or paying any dividend other than those payable in stock. The balances of the cash reserve account were $52,000 and $227,000 at December 31, 1995 and 1994, respectively. This note is collateralized by first preferred ship mortgages of three ships with a net book value of $2,593,000 at December 31, 1995, spare parts inventory and accounts receivable pertaining to the three ships.

The unsecured debentures are due August 5, 1996, and interest is payable quarterly at a rate of 8%.


NOTE D.  RELATED PARTY TRANSACTIONS

Three R Trusts ("Trusts") own approximately 9% of the class A common stock and all of the class B common stock of the Company. The Trusts, as the owner of the class B stock, have the right to elect 51% of the board of directors. The four children of Robert L. Moody, Sr. are the beneficiaries of the Trusts. Mr. Moody owned no class A common stock at December 31, 1995.

Transactions with the Trusts, Mr. Moody, and other related parties were as follows:

Management income and receivables.    The Company manages and operates various
- ---------------------------------
ships owned by the Trusts.  The Company earns fees based on 6% of the ships'
revenues.   Fees earned on the Trusts' ships totaled $325,000 and $249,000 during 1995 and 1994, respectively.

Accounts receivable-payable.    On behalf of the related parties, the Company
- ---------------------------
collects revenues and pays expenses for the management of these ships. This activity resulted in a receivable from the Trusts of $758,000 and $1,771,000 at December 31, 1995 and 1994, respectively.

Rents and leases.    The Company leases its office space from a partnership in
- ----------------
which Mr. Moody participates. Rent expense was $20,000 in 1995 and 1994. This amount represents the minimum annual rental under the lease. The lease expires in 1996, but favorable renewal options are available. The Company also pays for repairs, insurance and taxes.

The Company leased hunting grounds from Robert L. Moody, Jr., a beneficiary of the Trusts. Lease expense was $13,000 in 1995 and 1994.

Consulting fee.     Mr. Moody earned consulting fees from the Company of $50,000
- --------------
in 1995 and 1994.

Notes payable.    The Company has a note payable to the Trusts, face amount of
- -------------
$5,925,000, stated interest at 7%, collateralized by the common stock of six subsidiaries of the Company. Principal payments were due in two equal installments on December 27, 1990 and 1991. The Company was unable to make the principal payments to the Three R Trusts putting the Company in default. In 1993, the Company made a principal payment of $100,000. The Trusts have not called the note and orally have granted an indefinite extension. The entire balance is classified as current at December 31, 1995 and 1994.

During each of the years 1986 through 1989 the Company paid one-half of the interest due to the Trusts during the year and gave a promissory note for the remainder totaling $208,000 per year. The total of these notes is $830,000, and they were due on December 27, 1991. Total interest expense on these notes is $489,000 for the years ended December 31, 1995 and 1994.

Legal fees.    Greer Herz and Adams received legal fees of $1,700 and $1,000 in
- ----------
1995 and 1994, respectively. Mr. Irwin M. Herz, Jr. is the trustee of the Three R Trusts.

Cash deposits.    The Company has $168,000 and $378,000 of cash on deposit at
- -------------
Moody National Bank at December 31, 1995 and 1994, respectively.


NOTE E.    FEDERAL INCOME TAX

The Company files a consolidated federal income tax return.

At December 31, 1995 for federal income tax purposes, the Company had investment tax and jobs credit carryforwards totaling $761,000 expiring in various years from 1996 to 2000, and unused net operating loss carryforwards of $8,227,000 which expire in various years from 2000 to 2007.

Deferred taxes as of December 31 consist of the following (in thousands):


                                            1995      1994

Deferred tax liabilities                  $(1,092)  $(1,150)
Deferred tax assets                         3,583     3,653
Deferred tax asset valuation allowance     (2,491)   (2,503)
                                          -------   -------
                                          $   -0-   $   -0-
                                          =======   =======

Approximately $100,000 of the deferred tax liability and $24,000 of the deferred tax asset are current at December 31, 1995. The Company has recorded a valuation allowance to offset the deferred tax assets which may not be realized. The valuation allowance decreased by $12,000 in 1995 due primarily to the utilization of net operating loss carryforwards and expiration of certain tax credits for the year ended December 31, 1995.

The following reconciles the 1994 expected tax provision obtained by applying statutory rates to the 1994 pretax income:

Expected tax provision                                 $ 169,000
Excess book depreciation                                 161,000
Deferred expenses                                        111,000
Non deductible expenses                                   17,000
Other                                                      8,000
Tax benefit of NOL carryforwards                        (466,000)
                                                       ---------
                                                        $     -0-
                                                        =========

The Company has no alternative minimum tax for December 31, 1995 but was subject to alternative minimum tax of $19,000 at December 31, 1994.


NOTE F.  INDUSTRY AND MAJOR CUSTOMERS

The major business of the Company is operation of offshore geophysical research and supply ships. Following is an analysis of revenues derived from its non-related customers which accounted for 10% or more of revenue for the years ended December 31, 1995 and 1994 (dollars in thousands):

                              1995             1994
                       Revenues Percent   Revenues Percent
                       -------- -------   -------- -------
Customer A              $2,190     35      $2,324     33
Customer B               1,094     17         940     13
Customer C                 604     10
Customer D                                    742     10

NOTE G.  SUPPLEMENTARY INCOME STATEMENT INFORMATION

Maintenance and repairs were $641,000 and $700,000 for the years ended December 31, 1995 and 1994, respectively.


NOTE H.  COMMITMENTS

The Company rents vehicles under non-cancelable leases which expire through the
year 2000.   The total rentals charged to administrative expense amounted to
$77,000 and $70,000 in 1995 and 1994, respectively.

Minimum lease payments for vehicle rental are as follows:

                  Year        Minimum rentals
                  ----        ---------------
                  1996           $ 44,000
                  1997             22,000
                  1998             11,000
                  1999              7,000
                  2000              2,000
                                 --------
                                 $ 86,000
                                 ========

NOTE I.    401-K EMPLOYEE RETIREMENT PLAN

The Company adopted a 401-K Employee Retirement Plan ("Plan") effective January 1, 1985. The Plan covers all eligible Company employees and has been approved by the Internal Revenue Service. Contributions can be made by an employee at a percentage of salary but not to exceed the maximum allowed by the Internal Revenue Service. The Company does not contribute to the Plan. It does, however, pay administrative fees which are deemed to be immaterial.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

There were no disagreements in the fiscal years ended December 31, 1995 and 1994 or in the interim periods subsequent to December 31, 1995.

                        DIRECTORS AND CORPORATE OFFICERS
                        --------------------------------

             John W. Bissell, Chairman, President, CEO and Director

                   Carl H. Haglund, Executive Vice President

                  Trinidad C. Salinas, Vice President and CFO

                         Louis E. Pauls, Jr., Director

                           Gerald J. Smith, Director

                    Ann McLeod Moody, Secretary and Director

                         Harold C. MacDonald, Director

                         Robert L. Moody, Jr., Director

                           Russell S. Moody, Director



                          OTHER CORPORATE INFORMATION
                          ---------------------------

                                CORPORATE OFFICE
                                 3305 Avenue S
                          Galveston, Texas  77553-1168
                              Phone:  800-562-7325
                              Fax:    409-763-8892


                                 TRANSFER AGENT
                             Society National Bank
                     c/o KeyCorp Shareholder Services, Inc.
                           700 Louisiana, Suite 2620
                           Houston, Texas  77002-2729
                              Phone:  800-539-6549
                              Fax:    713-546-5510


                              INDEPENDENT AUDITORS
                      Pannell Kerr Forster of Texas, P.C.
                          5847 San Felipe, Suite 2300
                             Houston, Texas  77057
                              Phone:  713-546-5500


                                  STOCK SYMBOL
                                     SEALA

PROXY/CLASS A COMMON STOCK
                                SEAL FLEET, INC.
                     3305 AVENUE S, GALVESTON, TEXAS 77553


PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 11, 1996.

     The undersigned hereby constitutes and appoints John W. Bissell and Trinidad C. Salinas, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of Class A Common Stock of Seal Fleet, Inc. (the ``Company'') held of record by the undersigned on April 29, 1996, at the Annual Meeting of Stockholders to be held at the offices of the Company, 3305 Avenue S, Galveston, Texas, 77550, on June 11, 1996, and at any adjournments thereof, on all matters coming before said meeting.

[x]  Please mark your votes as in this example

1. To approve the sale of the Company's assets, including payment and/or rearrangement of the Company's debt and change in the nature of the Company's business.

        [_] FOR                [_] AGAINST               [_] ABSTAIN

2.   Election of Class A Directors.

     Nominees:  John W. Bissell, Harold C. MacDonald and Gerald J. Smith

        [_] FOR                          [_] WITHHOLD authority for all Nominees


     For, except vote withheld from the following nominees:

     --------------------------------------------------------------------------

3. To ratify the appointment of Pannell Kerr Forster of Texas, P.C. as independent auditors for 1996.

        [_] FOR                [_] AGAINST               [_] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

     All as described in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

     Please check the box if you plan to attend the annual meeting on June 11, 1996. Proper identification will be required. [_]

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 3.

         The Board of Directors recommends a vote FOR proposal 1, FOR the election of directors and FOR proposal 3.

     You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote FOR each of the proposals. The Proxies cannot vote your shares unless you sign and return this card.


                                    DATE_______________________________, 1996


                                    ___________________________________________
                                    Stockholder's Signature


                                    ___________________________________________
                                    Stockholder's Signature
                                    Please sign exactly as name appears hereon.
                                    Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate your full title as such.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPED ENCLOSED.